SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

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Radius Recycling, Inc.

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radius
recycling

2024 PROXY STATEMENT

Notice of Annual Meeting

radius recycling

AWARDS & RECOGNITIONS

2024 WORLD'S MOST ETHICAL COMPANIES® ETHISPHERE 10-TIME HONOREE

Great Place To Work® Certified JUL 2024-JUL 2025 USA

GLOBAL 100

MSCI ESG RATINGS AAA

CDP SUPPORTER 2024

OUR PURPOSE

At Radius, we are committed to a future with less waste. We turn the old into new, enable the obsolete to become reusable, supply essential materials to critical industries and, in the process, foster more resilient communities.

WHAT WE DO

- Acquire, process, and recycle millions of tons of ferrous and nonferrous metal from end-of-life vehicles, rail cars, home appliances, industrial machinery, manufacturing activities, and construction and demolition projects at our over 100 recycling facilities located in the U.S., Canada, and Puerto Rico
- Sell our processed recycled metals to steel mills, copper and aluminum smelters, and other metal manufacturers across the globe
- Manufacture finished steel products, such as reinforcing bar, merchant bar, and wire rod, at our electric arc furnace steel mill using recycled scrap metal primarily sourced from our own metals recycling operations
- Sell millions of serviceable used parts from end-of-life vehicles at our 50 retail self-service auto parts stores that receive over 4 million annual retail visits
- Provide a variety of recycling and related services including scrap brokerage, certified destruction, automotive parts recycling, railcar dismantling, and reverse logistics

BUILDING LONG-TERM VALUE

By adhering to our Core Values of Safety, Sustainability, and Integrity, we build long-term value for all our stakeholders. As one of North America's largest metals recyclers, sustainability is at the core of what we do and how we operate. Advancing safe, ethical, and sustainable business practices throughout our operations has been, and will continue to be, a foundational element of our success.

OUR CORE VALUES

Safety
We prioritize the safety and well-being of our people above all else.

Sustainability
We work every day to minimize the environmental impact of our operations and ensure a sustainable future for generations to come.

Integrity
We hold ourselves to the highest standards of ethical behavior.

Dear Shareholder:

DECEMBER 16, 2024

On behalf of our Board of Directors, we are pleased to invite you to attend Radius Recycling’s 2025 Annual Meeting on Tuesday, January 28, 2025. Whether or not you are able to attend our meeting, we invite you to read this year’s proxy statement that highlights our key activities and accomplishments in fiscal 2024 and presents matters for which we are seeking your vote.

Market conditions for recycled metals and finished steel were challenging during fiscal 2024, adversely impacting the Company’s financial performance. Constrained scrap generation due to low levels of manufacturing and related economic activity in the U.S. led to a significant compression in margins, while elevated levels of Chinese steel exports dampened global demand and selling prices for ferrous recycled metals. Positive structural demand led nonferrous sales prices to reach multi-year highs during the year, although lower demand from the auto industry continued to keep prices for platinum group metals at considerably lower levels than past years. Meanwhile, the contribution from our steel mill fell year-over-year primarily on lower selling prices. We expect declines in U.S. interest rates to support manufacturing and construction activity and benefit scrap supply flows.

Despite the cyclical headwinds faced during the year, our fiscal 2024 results included meaningful progress and benefits from our strategic priorities, including from the $70 million cost reduction and productivity program we implemented during the year; ramp-up of our advanced metal recovery technology systems to improve the efficiency of our processes by increasing our shredding throughput, extracting more metals from the shredding process, and expanding our product offerings; organic growth in ferrous and nonferrous sales volumes; and expansion of our third-party recycling services brand, 3PR™, which we launched last year. 3PR™ now contributes over 10% of our recycled metals volumes and contributed to our year-over-year increase in ferrous sales volumes.

With our over 100 operating facilities producing annual recycled ferrous volumes of 4.5 million tons, nonferrous volumes of over 700 million pounds, and low carbon and net zero carbon emission GRNTM finished steel products of more than 500 thousand tons, we believe we are well-positioned to benefit from demand associated with decarbonization, infrastructure investment, and stronger global manufacturing activity. Looking forward, we expect the long-term structural demand for recycled metals to remain positive, supported by the increased metal intensity of lower carbon-based technologies, such as electric vehicles and renewable energy transmission, the anticipated structural shortage of critical materials, growth in global electric arc furnace steelmaking, and infrastructure investments. The use of recycled metals is an important strategic solution for companies, industries, and governments that are focused on carbon reduction, and it is a critical part of every community’s commitment to supporting a circular economy. The material we recover and recycle represents increasingly critical feedstock for industries and infrastructure that need high quality low-carbon metal solutions to fuel the transition to a sustainable future.

We continued to support our employees and communities in fiscal 2024, achieving the second-best safety results in our Company’s history and implementing best-in-class environmental processes and infrastructure. Our Company was certified as a Great Place to Work® for the fourth consecutive year, and the Ethisphere Institute, a global leader in defining and advancing the standards of ethical business practices, named us one of the World’s Most Ethical Companies for the tenth consecutive year. In addition, the Company was included on the Corporate Knights’ 2024 100 Most Sustainable Corporations in the World and the U.S. News & World Report list of the 2024 - 2025 Best Companies to Work For: Manufacturing. Our recently published 2024 Sustainability Report highlights the positive impacts we made this year in our operations, our workplace, and our communities.

In November, we were delighted to welcome a new Board member, Mauro Gregorio, an accomplished business leader and experienced executive with extensive knowledge of global commodities markets and a keen understanding of performance optimization across the value chain. His expertise will be invaluable as we pursue our strategic growth goals and address the rising global demand for recycled metal products and services.

We also recently announced the retirement of one of our Board members, Michael Sutherlin. Mike joined our Board in 2015 and, on behalf of the entire Board of Directors, I want to thank him for his service and valuable contributions over the last 10 years.

On behalf of the entire Board of Directors and all our employees, I want to thank you for your continued support and investment in our Company. Our commitment to strong corporate governance reflects our belief that a solid framework which links operational, financial, and governance goals creates long-term value for all our stakeholders. We value the ongoing dialogue we have with our shareholders, and we encourage you to continue to share your suggestions by writing to our Board of Directors at the address below:

Board of Directors

Radius Recycling, Inc.

222 SW Columbia Street, Suite 1150

Portland, OR 97201

We posted our proxy materials at www.proxydocs.com/RDUS. We believe this allows us to provide our shareholders with the information they need while lowering the costs and reducing the environmental impact of delivering printed copies of our proxy materials. If you would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting the materials included in the notice you received by mail or as listed on our website.

Sincerely,

Tamara L. Lundgren Chairman, President and Chief Executive Officer

Notice of Annual
Meeting of Shareholders

DATE Tuesday, January 28, 2025	TIME 8:00 A.M. Pacific	PLACE Online via audio webcast	RECORD DATE November 29, 2024

Important Information if You Plan to Attend the Virtual Annual Meeting

The Annual Meeting will be a virtual meeting as authorized by our Board of Directors, conducted exclusively via live audio webcast at www.virtualshareholdermeeting.com/RDUS2025. There will not be a physical location for the Annual Meeting, and you will not be able to attend the meeting in person. To attend the Annual Meeting at www.virtualshareholdermeeting.com/RDUS2025, you must enter the control number on your proxy card, voting instruction form or Notice Regarding the Availability of Proxy Materials. Whether or not you plan to attend the virtual Annual Meeting, we encourage you to vote and submit your proxy in advance of the meeting by one of the methods described below. During the meeting, you may ask questions and vote. To vote at the meeting, visit www.virtualshareholdermeeting.com/RDUS2025. For more information about the virtual-only meeting format, please see page 65.

Notice Regarding the Availability of Proxy Materials

This notice of Annual Meeting of Shareholders and related proxy materials are being distributed or made available to shareholders beginning on or about December 16, 2024. This notice includes instructions on how to access these materials (including our proxy statement and 2024 annual report to shareholders) online.

Agenda

Proposals		Board Recommendation	Page Reference
1	Election of Directors Named Herein	FOR	13
2	Advisory Vote on Executive Compensation	FOR	59
3	Ratification of Selection of Independent Registered Public Accounting Firm	FOR	60

We will conduct any other business that properly comes before the meeting or any adjournment or postponement thereof.

James Matthew Vaughn Secretary RADIUS RECYCLING, INC. 222 SW Columbia Street, Suite 1150 Portland, Oregon 97201 December 16, 2024	How to Vote

	MAIL Return the proxy card by mail	PHONE 1-800-690-6903	ONLINE www.proxyvote.com

Links to websites included in this Proxy Statement are provided solely for convenience purposes. Content on the websites, including content on our Company website, is not, and shall not be deemed to be, part of this Proxy Statement or incorporated herein or into any of our other filings with the Securities and Exchange Commission (the “SEC”).

This Proxy Statement contains information that may constitute “forward-looking statements.” Generally, the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “project,” “will” and similar expressions identify forward-looking statements, which generally are not historical in nature. However, the absence of these words or similar expressions does not mean that a statement is not forward-looking. All forward-looking statements we make are based on information available to us at the time the statements are made, and we assume no obligation to update any forward-looking statements, except as may be required by law. Our business is subject to the effects of changes in domestic and global economic conditions and a number of other risks and uncertainties that could cause actual results to differ materially from those included in, or implied by, such forward-looking statements. These risks and uncertainties include, but are not limited to, those described in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended August 31, 2024 and those described from time to time in our future reports filed with the SEC.

2 2024 PROXY STATEMENT

Proxy Summary

In this section, we present an overview of the information that you will find in this proxy statement. As this is only a summary, we encourage you to read the entire proxy statement for more information about these topics prior to voting. For more complete information regarding our fiscal 2024 operating performance, please also review our Annual Report on Form 10-K.

Proposal Highlights

PROPOSAL 1: Election of Directors
THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE DIRECTOR NOMINEES NAMED BELOW.
► Mauro Gregorio ► Rhonda D. Hunter	► David L. Jahnke ► Leslie L. Shoemaker
The board believes that each of these nominees has the necessary experience, skills and perspective to bring value to our Board and will contribute to the success of our Company.

Board of Directors Overview

Name & Experience	Class	Independence	Director Since	Age	Committee Memberships
					A	CHR	NCG
RHONDA D. HUNTER Former Senior Vice President, Timberlands, of Weyerhaeuser Company, a North American timberland company	I		2017	62		■	■
DAVID L. JAHNKE Various senior positions at KPMG, the international accounting firm	I		2013	71	■		■
LESLIE L. SHOEMAKER Chief Innovation and Sustainability Officer of Tetra Tech, a global provider of consulting and engineering services	I		2022	67			■
GREGORY R. FRIEDMAN Chief Financial Officer of Mura Technology, a plastics recycling technology company	II		2022	57	■	■
TAMARA L. LUNDGREN Chairman, President and Chief Executive Officer, Radius Recycling	II		2008	67
MAURO GREGORIO Former President of the Performance Materials & Coatings Division at Dow Inc., a leading materials science company	III		2024	61	■	■
GLENDA J. MINOR Former Senior Vice President and Chief Financial Officer of EVRAZ North America Limited, a leading steel manufacturer	III		2020	68	■		■

A = Audit

CHR = Compensation & Human Resources

NCG = Nominating & Corporate Governance

■      = Member

■      = Chair

2024 PROXY STATEMENT 3

PROXY SUMMARY

Corporate Governance Highlights

At Radius, corporate governance provides a strong foundation upon which our Company operates. Our governance policies and structures are designed to promote thoughtful consideration of our business actions and appropriate risk-taking, with the goal of producing successful operating and financial results for you – our owners.

CURRENT GOVERNANCE SNAPSHOT:

▶	Six of Seven Directors Independent
▶	Board Diversity: 4 women = 57% of Board
▶	Average Tenure of Independent Directors = 4 Years
▶	Lead Independent Director
▶	All Standing Board Committees Composed Entirely of Independent Directors
▶	All Members of the Audit Committee are Financial Experts
▶	Regular Executive Sessions of Independent Directors
▶	Robust Stock Ownership Requirements for Directors and Officers
▶	Active Shareholder Outreach with Regular Board Updates
▶	Board Participation in Shareholder Engagement
▶	Shareholder Ratification of Selection of External Audit Firm
▶	Director Term and Age Limits and Overboarding Policies
▶	Strong Oversight of Culture, Human Capital Management, and Leadership Development Programs and Strategies
▶	Code of Conduct for Directors, Officers, and Employees
▶	Strong Oversight of DEI, Sustainability and Public Policy Issues Impacting our Business
▶	Annual Board and Committee Self-Evaluations
▶	Anti-Hedging and Anti-Pledging Policies and Prohibition on Derivative Transactions applicable to Company Stock

4 2024 PROXY STATEMENT

PROXY SUMMARY

PROPOSAL 2: ADVISORY VOTE ON EXECUTIVE COMPENSATION

THE BOARD OF DIRECTORS RECOMMENDS THAT SHAREHOLDERS VOTE TO “APPROVE,” ON A NON-BINDING BASIS, OUR EXECUTIVE COMPENSATION AS DESCRIBED IN THIS PROXY STATEMENT.

The Board believes that our compensation policies and practices are consistent with our business strategy and with creating long-term value for shareholders.

Fiscal 2024 Financial and Operating Performance

We faced challenging market conditions for recycled metals in fiscal 2024 that adversely impacted results, as constrained scrap supply flows and lower average net selling prices led to a significant compression in metal spreads. Despite the cyclical headwinds faced during the year, our fiscal 2024 results included meaningful progress and benefits from our strategic priorities, including from the major cost reduction and productivity program we implemented during the year; ramp-up of our advanced metal recovery technology systems to improve the efficiency of our processes by increasing our shredding throughput, extracting more metals from the shredding process, and expanding our product offerings; organic growth in ferrous and nonferrous sales volumes; and expansion of our third-party recycling services brand, 3PR™, which we launched last year.

Highlights included:

Delivered Solid Volume Performance. We achieved year-over-year sales volume growth in our ferrous and nonferrous recycled metals. We increased ferrous sales volumes by 3% year-over-year, as the impact of the tight supply flow environment was more than offset by an increase in volumes from recycling services, and we grew nonferrous sales volume by 1% year-over-year.

Implemented a $70 million Cost Savings and Productivity Improvement Program. During fiscal 2024, we implemented cost savings and productivity initiatives aggregating $70 million in annual benefits. These initiatives included a combination of production cost efficiencies and cost savings, including a reduction in SG&A expense of 10%. Specific measures included increased production yields, efficiencies in processing, reduction in non-trade procurement spend, transportation and logistics optimization, and lower costs from headcount reductions and lower professional and outside services. In the fourth quarter of fiscal 2024, we achieved substantially the full quarterly run rate of the targeted annual benefits associated with our fiscal 2024 initiatives. Contributions from these productivity and cost reduction initiatives helped to offset the effects of inflationary pressure and increases in operating costs.

Continued Deployment of Advanced Metal Recovery Technology Systems. We believe that our objective of extracting more nonferrous metals from our shredding activities is a significant value-added process and is directly aligned with global decarbonization, environmental impact, and demand trends. We have a major strategic initiative currently in progress and partially completed to replace, upgrade, and add to our existing nonferrous metal recovery technologies in order to increase metal recovery and the volume of nonferrous material from shredding operations, provide additional product optionality, create higher quality furnace-ready products, and reduce the metallic portion of shredder residue disposed in landfills. Our program comprises seven primary nonferrous recovery systems at our major shredder facilities. Of these systems, three are major aluminum and four are major copper recovery systems. Our initiative also includes two aluminum separation systems, one on each coast, and four copper separation systems. The construction, commissioning, and ramp up of these new technologies, including commencement of permitting approvals, began substantially in fiscal 2021, with 11 of the 13 systems operational or in the ramp-up phase as of the end of fiscal 2024, and two remaining subject to permitting. Our fiscal 2024 benefited from the contribution to performance from these systems, and we expect to see a trend of increasing returns from these investments in the remainder of calendar 2024 and target full ramp-up of the permitted systems by early calendar 2025. Once fully operational, we continue to expect substantial returns from our investments of approximately $10 EBITDA per ferrous ton.

Grew our 3PR™ Business Line, Covering Third-Party Recycling Services. Over the course of the last several years, we have seen increasing demand from our customers for recycling services, including recall services for original equipment manufacturers (“OEMs”), reverse logistics services for big box retailers, and other products and services related to the sustainability of supply chains. We operate these activities under our trademarked 3PR™ brand which stands for third party recycling and is our take on the well-known logistics term, 3PL. 3PR™ involves activities where Radius is providing recycling services, including among other activities, scrap management and recycling solutions for our customers’ reverse logistics processes. 3PR™ now contributes over 10% of our recycled metals volumes and contributed to our year-over-year increase in ferrous sales volumes.

2024 PROXY STATEMENT 5

PROXY SUMMARY

Fiscal 2024 Compensation Summary

Our executive compensation program strongly links pay to performance. Actual annual incentive compensation in fiscal 2024 was significantly lower than target levels, reflecting alignment with the Company’s financial performance during the period as well as key discretionary decisions taken by the CEO and the Compensation and Human Resources Committee (“CHR Committee”) to further limit compensation. As a result, the overall Annual Performance Bonus Program (“APBP”) earned performance multiple for the CEO and the overall Annual Incentive Compensation Plan (“AICP”) earned performance multiple for the other NEOs were both 0.08x. See “Compensation Discussion and Analysis” for additional details.

Executive Compensation Program Highlights

Our executive compensation program is aligned with our business strategy and with creating long-term shareholder value. We design our program to pay for performance and to align management’s interests with our shareholders’ interests. Highlights include:

▶	Emphasis on performance-based compensation: more than 80% of the CEO’s target compensation and nearly 70% of other named executive officers’ (“NEOs”) target compensation are “at-risk”
▶	Caps on incentive compensation
▶

The use of a variety of distinct performance metrics (earnings before interest, taxes, depreciation and amortization (“EBITDA”) as adjusted, earnings per share (“EPS”) as adjusted, operating cash flow as adjusted, environmental, health, and safety (“EH&S”) performance, and management and strategic objectives in the annual incentive compensation plans for the CEO and other NEOs which are intended to drive long-term shareholder value

▶

Performance share awards, which represent 50% of the Company’s long-term incentive grant, vest following the end of a three-year performance period based on Company performance during the period. For performance share awards granted in fiscal 2024, the metrics are based 50% on ferrous and nonferrous sales volume growth (“Volume Growth”) and 50% on the Company’s relative total shareholder return (“TSR”) performance as compared to its peers.

▶

Restricted Stock Units (“RSUs”), which represent 50% of the Company’s long-term incentive grant, vest ratably over five years and, beginning with grants in fiscal 2020, include a two-year service requirement and continued vesting feature for retirement-eligible employees

▶	Minimum stock ownership requirements for the CEO and other NEOs, which reinforce our focus on shareholder alignment
▶	Double-trigger for cash severance payments and benefits in change-in-control agreements
▶	No excise tax gross-up provisions in any new or modified change-in-control agreements
▶	Annual review of executive compensation design, market competitiveness, and best practices
▶	Retention of an independent compensation consultant to provide guidance and support to the CHR Committee
▶	“No Fault” Clawback Policy

6 2024 PROXY STATEMENT

PROXY SUMMARY

Fiscal 2024 Executive Compensation Program At-A-Glance

	Program	Purpose	Relevant Performance Metrics
Annual	Base Salary	To provide a competitive foundation and fixed rate of pay for the position and associated level of responsibility	Not Applicable
	Annual Incentive	To incentivize achievement of operating, financial, and management goals	Adjusted EPS Adjusted EBITDA EH&S1 Adjusted Operating Cash Flow Strategic Objectives
Long-Term	Restricted Stock Units	To incentivize long-term shareholder value creation	Absolute share price appreciation
	Performance Share Awards	To incentivize achievement of specific long-term strategic financial goals and long-term shareholder value creation	Volume Growth Relative TSR

1	Reflects Total Case Incident Rate (“TCIR”), Days Away, Restricted, or Transferred (“DART”), and multiple environmental and safety performance activities.

Linking Pay to Performance

To promote a performance-based culture that aligns the interests of management and shareholders, our executive compensation program focuses extensively on performance-based and equity-based compensation. As illustrated in the charts below, the substantial majority of our NEOs’ target compensation in fiscal 2024 was in the form of “at-risk” compensation (short-term and long-term). Fixed Pay consists of annual base salary, and At-Risk Pay consists of performance-based cash incentives, time-based equity awards, and performance-based equity awards.

Target Pay Mix

2024 PROXY STATEMENT 7

Sustainability at Radius

At Radius, our people work to create a sustainable future by transforming recycled materials into renewed resources. Together we foster a culture of safety, drive innovation, and implement sustainable practices that help to meet the world’s demand for critical materials while keeping physical waste out of our communities. By investing in our people, we empower individuals to make a positive impact.

Radius’ recycling, recovery, and manufacturing activities require water, energy, and other resources to function and involve processes that can affect the local environment. Responsible management of greenhouse gas emissions, energy, and water use are essential to alleviating risks, ensuring regulatory compliance, enhancing operational efficiency, and promoting long-term business success. The decisions and investments we make in our operations today allow us to manage our environmental impact and strengthen resiliency in the communities in which we operate.

Sustainability is also about ensuring the long-term profitability of our Company so we can continue to make a positive impact on our people and our planet for many years to come. We are committed to embedding sustainability-based initiatives into our business to improve productivity, increase metal extraction yields, and provide the evolving range of products and services that our customers value as the world transitions to a low carbon economy.

Our Sustainability Principles are based on our People, Planet, and Profit framework and underpin our actions and strategic priorities.

Continuous Improvement We regularly explore and pursue practices that promote sustainable operations.	Technology & Innovation We deploy technologies and innovation to protect the environment and enhance our products and services.	Work with Purpose We seek to positively impact our communities and foster a diverse and inclusive workplace culture.	Eliminate Waste We create sustainable value through responsible operating practices and operational efficiencies that minimize waste.

Environmental Benefits of Our Business Model

In fiscal 2024, Radius’ 4.9 million metric tons of ferrous and nonferrous sales volumes helped to avoid approximately 5.5 million metric tons of CO2e emissions.

Using 1 ton of recycled metals versus 1 ton of corresponding virgin material in the manufacturing process results in up to:

▶	58% less CO2e emissions for steel
▶	65% less CO2e emissions for copper
▶	92% less CO2e emissions for aluminum
4.5 Million	748 Thousand	509 Thousand	3.8 Million
long tons of ferrous metal recycled	pounds of nonferrous metal recycled	tons of finished steel produced from recycled metal	recycled auto parts sold to retail customers from end-of-life vehicles

8 2024 PROXY STATEMENT

SUBTAINABILITY AT RADIUS

Fiscal 2024 Sustainability Report

We recently issued our eleventh annual Sustainability Report, which details our environmental, social, and governance (“ESG”) achievements in fiscal 2024. The Company’s Sustainability Report has been prepared with reference to the Global Reporting Initiative Index and in accordance with the Sustainability Accounting Standards Board. Our fiscal 2024 Sustainability Report, Recycling Metals for a Sustainable Tomorrow, highlights our progress towards our multi-year sustainability goals. Our sustainability goals are embedded in our business strategy and focused on our three pillars of People, Planet, and Profit. Our goals align directly with the issues that matter most to our stakeholders and represent opportunities to address areas of greatest impact, including through promoting employee engagement, advancing environmental performance, and implementing innovative solutions to deliver the products and services needed to decarbonize the global economy. Each year, we review our progress against our goals and adjust our metrics as we achieve milestones, and we adopt new programs and technologies that keep us moving forward.

For more information about our Sustainability efforts, please visit our website at radiusrecycling.com/company/sustainability.

2024 PROXY STATEMENT 9

Shareholder Outreach

In fiscal 2024, we continued a process that began over ten years ago when we instituted our formal shareholder engagement plan. This plan is designed to engage our shareholders in an open and transparent manner and to solicit our shareholders’ input on corporate governance, board composition, executive compensation, corporate social responsibility, and any other matters which may be raised by our shareholders. This engagement is conducted in different ways, including in-person and virtual meetings, quarterly investment calls, and investor conferences and presentations. We conduct this outreach after we evaluate the voting results from our annual meeting and developments in corporate governance, compensation, and ESG best practices.

Shareholder Engagement

Our engagement team includes the Chairman of the Board, the lead independent director (the “Lead Director”), and the Chair of the CHR Committee. As part of our engagement, we reach out annually to shareholders holding at least a majority of our total outstanding shares. We also engage with proxy advisory firms that advise many of our shareholders. As part of our annual outreach efforts this year, we proactively reached out to investors holding approximately 67% of our outstanding shares and, in response to our outreach, we held calls with investors representing approximately 10% of our outstanding shares, while investors representing approximately 20% of our outstanding shares indicated that they did not require a meeting this year. The results of our shareholder engagement activities are shared with our NCG Committee, our CHR Committee, and the full Board of Directors.

Our shareholder engagement efforts in recent years have influenced changes we have made to our compensation programs, including updating our compensation and performance peer groups; revising our performance share awards to replace the Return on Capital Employed (“ROCE”) metric with a relative TSR metric; incorporating an EBITDA metric and increasing overall weighting towards financial performance metrics; and restructuring our annual incentive plan safety metric to encompass EH&S performance.

10 2024 PROXY STATEMENT

Voting Securities and Principal

Shareholders

The record date for determining shareholders entitled to receive notice of and to vote at the Annual Meeting was November 29, 2024. At the close of business on November 29, 2024, a total of 28,155,288 shares of our common stock, par value $1.00 per share, were outstanding and entitled to vote at the Annual Meeting. The outstanding common stock consisted of 27,955,288 shares of Class A common stock (Class A) and 200,000 shares of Class B common stock (Class B). Each share of common stock (whether Class A or Class B) is entitled to one vote with respect to each matter to be voted on at the Annual Meeting.

The following table sets forth certain information regarding the beneficial ownership of our common stock as of November 29, 2024 (unless otherwise noted in the footnotes to the table) by (i) persons known to us to be the beneficial owner of more than 5% of our common stock, (ii) each of our current directors, (iii) each nominee for director, (iv) each of the individuals listed in the Summary Compensation Table (each, a “named executive officer” and, collectively, the “named executive officers”), and (v) all of our current directors and executive officers as a group. Unless otherwise noted in the footnotes to the table, the persons named in the table have sole voting and investment power with respect to all outstanding shares of common stock shown as beneficially owned by them. Except as noted below, the address of each shareholder in the table is c/o Radius Recycling, Inc., 222 SW Columbia Street, Suite 1150, Portland, Oregon 97201. Each Class B share is convertible into one Class A share, and there are no meaningful distinctions between the rights of holders of Class A shares and Class B shares. Accordingly, the following table reports beneficial ownership of common stock in the aggregate and does not distinguish between Class A shares and Class B shares.

	Common Stock
	Beneficially Owned
Name of Beneficial Owner or Number of Persons in Group	Number		Percent
BlackRock, Inc.	3,338,720	[1]	11.9%
Ameriprise Financial, Inc.	2,122,047	[2]	7.5%
Dimensional Fund Advisors, L.P.	1,839,587	[3]	6.5%
The Vanguard Group, Inc.	1,570,520	[4]	5.6%
Tamara L. Lundgren	1,056,992		3.8%
Gregory R. Friedman	8,951	[5]	*
Mauro Gregorio	1,460	[6]	*
Rhonda D. Hunter	34,937	[7]	*
David L. Jahnke	73,445	[8]	*
Glenda J. Minor	17,129	[9]	*
Leslie L. Shoemaker	10,203	[10]	*
Stefano R. Gaggini	49,632		*
Steven G. Heiskell	87,705		*
Brian Souza	11,271		*
James Matthew Vaughn	1,948		*
Richard D. Peach	207,103	[11]	*
All current directors and executive officers as a group (14 persons)	1,392,771		4.9%

*	Less than 1%
1	Beneficial ownership as of December 31, 2023 as reported by BlackRock Inc., 50 Hudson Yards, New York, NY 10001 in a Form 13G/A filed by the shareholder.
2	Beneficial ownership as of September 30, 2024 as reported by Ameriprise Financial, Inc., 145 Ameriprise Financial Center, Minneapolis, MN 55474 in a Form 13G/A filed by the shareholder
3	Beneficial ownership as of September 30, 2024 as reported by Dimensional Fund Advisors LP, 6300 Bee Cave Road, Building One, Austin, TX 78746 in a Form 13G/A filed by the shareholder.

2024 PROXY STATEMENT 11

VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS

4	Beneficial ownership as of September 30, 2024 as reported by Vanguard Group, Inc., 100 Vanguard Blvd., Malvern, PA 19355 in a Form 13G/A filed by the shareholder.
5	Includes 4,551 shares covered by vested DSUs and 4,400 shares covered by unvested DSUs that will vest on January 27, 2025 under the Deferred Compensation Plan for Non-Employee Directors (the “Director DCP”).
6	Includes 1,460 shares covered by unvested DSUs that will vest on January 27, 2025 under the Director DCP.
7	Includes 30,537 shares covered by vested DSUs and 4,400 shares covered by unvested DSUs that will vest on January 27, 2025 under the Director DCP.
8	Includes 69,045 shares covered by vested DSUs and 4,400 shares covered by unvested DSUs that will vest on January 27, 2025 under the Director DCP.
9	Includes 12,729 shares covered by vested DSUs and 4,400 shares covered by unvested DSUs that will vest on January 27, 2025 under the Director DCP.
10	Includes 5,803 shares covered by vested DSUs and 4,400 shares covered by unvested DSUs that will vest on January 27, 2025 under the Director DCP.
11	Mr. Peach retired from the Company on July 2, 2024. Beneficial ownership is based on his most recent Form 4, which was filed on May 2,2024.

12 2024 PROXY STATEMENT

Election of Directors

PROPOSAL ONE

We are asking shareholders to elect the four individuals nominated by the Board, each of whom is a current director.

The Board currently consists of seven members divided into three classes pursuant to our Articles of Incorporation and Bylaws. One class of directors is elected each year for a three-year term. The term of Class I directors expires at the 2025 annual meeting; the term of Class II directors expires at the 2026 annual meeting; and the term of Class III directors expires at the 2027 annual meeting. Subject to the restrictions described below under “Corporate Governance—Director Age and Tenure”, the terms of directors generally continue until their respective successors are duly elected and qualified.

Action will be taken at the 2025 annual meeting to elect three Class I directors to serve until the 2028 annual meeting of shareholders and one Class III director to serve until the 2027 annual meeting of shareholders. The nominees for election at the 2025 annual meeting are Mauro Gregorio as a Class III director and Rhonda D. Hunter, David L. Jahnke and Leslie L. Shoemaker as Class I directors. The Board has determined that each nominee qualifies as an independent director under our Corporate Governance Guidelines, SEC rules, and NASDAQ requirements. If any nominee is unable to stand for election, the persons named in the proxy will vote the proxy for a substitute nominee in accordance with the recommendation of the Board. We are not aware of any nominee who is or will be unable to stand for election.  Mr. Gregorio was first recommended for election to the Board by a third-party search firm.

VOTE “FOR” EACH LISTED NOMINEE
The Board of Directors recommends that shareholders vote “FOR” the election of each of the nominees named below. ▶ Mauro Gregorio ▶ Rhonda D. Hunter ▶ David L. Jahnke ▶ Leslie L. Shoemaker

Vote Required to Elect Directors

Holders of Class A Common Stock and Class B Common Stock will vote together as a single class on this matter, and each share is entitled to one vote for each director nominee. Directors are elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Proxies received from shareholders of record, unless directed otherwise, will be voted FOR the election of each of the nominees. Abstentions and broker non-votes will have no effect on the results of the vote.

2024 PROXY STATEMENT 13

PROPOSAL ONE

Board Skills and Experience

Directors with this Experience
INDUSTRY & OPERATIONS EXPERIENCE

We seek directors with management, operational, and regulatory experience in the industries in which we compete. These attributes tend to give directors specific insight into, and expertise that will foster active participation in, the development and implementation of our operating and business strategy.

ENVIRONMENTAL, SUSTAINABILITY & REGULATORY EXPERIENCE

We seek directors with environmental, sustainability, and regulatory experience as these skills and attributes add value to the Company’s ability to monitor, evaluate, and minimize its environmental footprint.

GLOBAL EXPERIENCE
We seek directors with global business experience because selling our ferrous and nonferrous products to customers around the world is a significant aspect of our business.

RISK MANAGEMENT EXPERIENCE
In light of the Board’s role in overseeing risk management and understanding the most significant risks facing the Company, we seek directors with experience in risk management.

FINANCE & ACCOUNTING EXPERIENCE

We use a broad set of financial metrics to measure performance, and accurate financial reporting and robust auditing are critical to our success. We have a number of directors who qualify as audit committee financial experts, and we expect all of our directors to have an understanding of finance and financial reporting processes.

INVESTOR EXPERIENCE

To promote strong alignment with our investors, we seek directors who have experience overseeing capital investments and investment decisions. We believe that these directors bring particular expertise to management and the Board regarding the most critical value drivers for the Company, including with respect to setting executive compensation targets and objectives.

14 2024 PROXY STATEMENT

PROPOSAL ONE

Skills Matrix

	Director	Director	Director	Director	Director	Director	Director
CEO/President	¾	¾	¾	☐	☐	☐	☐
Executive Compensation	¾	¾	¾	¾	¾	☐	☐
Strategic Analysis / Planning	¾	¾	¾	¾	¾	¾	¾
Merger & Acquisition	¾	¾	¾	¾	¾	¾	¾
Growth Management & Organizational Integration	¾	¾	¾	¾	¾	¾	¾
Business Development	¾	¾	¾	¾	¾	¾	¾
Change Management	¾	¾	¾	¾	¾	¾	¾
Information Technology	¾	¾	¾	¾	☐	☐	☐
Governmental Relations / Advocacy / Community Relationships	¾	¾	¾	☐	☐	☐	☐
Procurement, Freight, & Logistics	¾	¾	¾	¾	☐	☐	☐
Human Resources	¾	¾	¾	¾	¾	¾	☐

Class I Director Nominees

Rhonda D. Hunter

INDEPENDENT DIRECTOR

COMPANY BOARD COMMITTEES:

CHR, Chair; NCG

OTHER PUBLIC COMPANY

DIRECTORSHIPS:

Interfor Corporation, Member of the Audit Committee and the Management Resources & Compensation Committee

DIRECTOR SINCE: 2017

AGE: 62

Ms. Hunter was Senior Vice President, Timberlands, of Weyerhaeuser Company, a North American timberland company, from 2014 until her retirement in March 2018. Ms. Hunter was Vice President, Southern Timberlands, of Weyerhaeuser from 2010 to 2014. Ms. Hunter previously held a number of financial and operational leadership positions within Weyerhaeuser with increasing P&L responsibility. Ms. Hunter joined Weyerhaeuser in 1987 as an accountant. Ms. Hunter holds a B.S. in Accounting from Henderson State University and has completed executive education at Harvard Business School and Duke University.

QUALIFICATIONS AND SKILLS TO SERVE AS A DIRECTOR:

■

Experience as a senior executive at a commodities-based public company

■

Manufacturing sector experience

■

Expertise in inventory and planning, environmental and work systems, finance and accounting, international business, strategic planning, growth management, operational integration, and operations

■

Public company board and committee experience

2024 PROXY STATEMENT 15

PROPOSAL ONE

David L. Jahnke

INDEPENDENT DIRECTOR

COMPANY BOARD COMMITTEES:

Lead Director; Audit; NCG, Chair

OTHER PUBLIC COMPANY DIRECTORSHIPS:

First Interstate BancSystem Inc., Member of the Audit and Governance & Nominating Committees

DIRECTOR SINCE: 2013

AGE: 71

Mr. Jahnke held various positions at KPMG, the international accounting firm, from 1975 until 2010. From 2005 to 2010, he was the Global Lead Partner for a major KPMG client based in KPMG’s Zurich, Switzerland office. Prior to that time, he held positions of increasing responsibility at KPMG, including Office Managing Partner and Audit Partner in Charge of the Minneapolis office from 1999 to 2004. Mr. Jahnke holds a B.S. in Accounting from the University of Minnesota-Twin Cities.

QUALIFICATIONS AND SKILLS TO SERVE AS A DIRECTOR:

■

Public accounting, financial reporting, and internal controls experience

■

Experience in complex financial transactions, international business, and executive compensation

■

Public company board and committee experience

Leslie L. Shoemaker INDEPENDENT DIRECTOR COMPANY BOARD COMMITTEES: NCG DIRECTOR SINCE: 2022 AGE: 67

Dr. Shoemaker has served as the Chief Innovation and Sustainability Officer of Tetra Tech since October 2022, a leading, global provider of consulting and engineering services in the areas of water, environment, infrastructure, resource management, energy, and international development. Dr. Shoemaker joined Tetra Tech in 1991 and has served in various technical and operational capacities of increasing responsibility, including President and Chief Sustainability Officer from 2019 until October 2022, Executive Vice President/Group President from 2016 until 2019, Chief Strategy Officer, and Growth Initiatives Leader. Dr. Shoemaker holds a BA in Mathematics from Hamilton College, an MEng from Cornell University, and a PhD in Agricultural Engineering from the University of Maryland. Dr. Shoemaker is a member of the National Academy of Engineering.

QUALIFICATIONS AND SKILLS TO SERVE AS A DIRECTOR:

■

Experience as a public company senior executive at a leading, global provider of consulting and engineering services

■

Expertise in water, environmental, sustainable infrastructure, and renewable energy projects

■

Operations, executive leadership, strategic planning, and sustainability experience

16 2024 PROXY STATEMENT

PROPOSAL ONE

Class III Director Nominee

Leslie L. Shoemaker 2022 67

Experience as a public company senior executive at a leading, global provider of consulting and engineering services

Expertise in water, environmental, sustainable infrastructure, and renewable energy projects

Operations, executive leadership, strategic planning, and sustainability experience

Mauro

Gregorio

INDEPENDENT DIRECTOR

COMPANY BOARD COMMITTEES:

Audit; CHR

OTHER PUBLIC COMPANY
DIRECTORSHIPS:

Eagle Materials, Inc., Member of the Audit Committee and the Corporate Governance, Nominating and Sustainability Committee

DIRECTOR SINCE: 2024

AGE: 61

Mr. Gregorio served as President of the Performance Materials & Coatings Division at Dow Inc., a leading materials science company, from 2020 until his retirement in September 2024. Mr. Gregorio also had executive oversight over Dow’s operations in Latin America beginning in 2019 until his retirement. From 2016 until 2020, Mr. Gregorio served as Chief Executive Officer of Dow Silicone Corporation (fka Dow Corning) and President of Dow Consumer Solutions. Over his nearly 40-year career at Dow, Mr. Gregorio served in multiple roles, including leading the post-acquisition integration of Dow Corning, overseeing the company’s feedstock and energy business unit, and serving as global Vice President for the Hygiene and Medical Performance Plastics division. Mr. Gregorio holds a BS in Chemical Engineering from the Escola de Engenharia Mauá in São Paulo, Brazil, and an MBA from Northwood University in Midland, MI.

QUALIFICATIONS AND SKILLS TO SERVE AS A DIRECTOR:

■

Experience as a public company senior executive at a leading, global materials science company

■

Expertise in commodities, strategic planning and analysis, capital market transactions, mergers and acquisitions, finance, operations, and international business

■

Public company board and committee experience

Class II Directors

Gregory R. Friedman INDEPENDENT DIRECTOR COMPANY BOARD COMMITTEES: Audit; CHR DIRECTOR SINCE: 2022 AGE: 57

Mr. Friedman has served as the Chief Financial Officer of Mura Technology, a plastics recycling technology company, since 2021. Prior to joining Mura Technology, from 2018 through 2021, Mr. Friedman served as Executive Vice President and Chief Financial Officer of Corteva Agriscience™, a spin-off of DowDuPont. From 2000 through 2018, Mr. Friedman held various financial leadership positions at DuPont across a broad product range with responsibility for financial risk management and controls, financial accounting, financial planning and analysis, as well as capital markets activities, including debt, equity, and investor relations. Mr. Friedman holds a BS in Accounting from the University of Southern California and an MBA from the Anderson School of Management at the University of California, Los Angeles.  Mr. Friedman is a Certified Public Accountant (inactive).

QUALIFICATIONS AND SKILLS TO SERVE AS A DIRECTOR:

■

Experience as a public company Chief Financial Officer and a senior executive at a plastics recycling company

■

In-depth understanding of the preparation and analysis of financial statements

■

Experience in commodities, capital market transactions, and investor relations

2024 PROXY STATEMENT 17

PROPOSAL ONE

Tamara L.
Lundgren

COMPANY BOARD COMMITTEES:

Board Chairman

OTHER PUBLIC COMPANY

DIRECTORSHIPS:

Ryder System, Inc., Member of Audit and Corporate Governance & Nominating Committees

DIRECTOR SINCE: 2008

AGE: 67

Ms. Lundgren has served as President, Chief Executive Officer and a Director of the Company since December 2008 and as Chairman of the Board since March 2020. Ms. Lundgren joined the Company in September 2005 as Vice President and Chief Strategy Officer and held positions of increasing responsibility including President of Shared Services and Executive Vice President and Chief Operating Officer. Prior to joining the Company, Ms. Lundgren was a managing director in investment banking at JPMorgan Chase, which she joined in 2001. From 1996 until 2001, Ms. Lundgren was a managing director of Deutsche Bank AG in New York and London. Prior to joining Deutsche Bank, Ms. Lundgren was a partner at the law firm of Hogan Lovells (formerly Hogan & Hartson, LLP) in Washington, D.C. Ms. Lundgren also formerly served as a member and Chair of the Board of Directors of the Federal Reserve Bank of San Francisco. She earned her B.A. from Wellesley College and her J.D. from the Northwestern University School of Law.

QUALIFICATIONS AND SKILLS TO SERVE AS A DIRECTOR:

■

Chief Executive Officer of Radius Recycling

■

Expertise in commodities, strategic planning and analysis, finance, operations, change management, international business, government and community relations, mergers and acquisitions, and investment banking

■

Public company board and committee experience

Class III Directors

Glenda J. Minor

INDEPENDENT DIRECTOR

COMPANY BOARD COMMITTEES:

Audit, Chair; NCG

OTHER PUBLIC COMPANY
DIRECTORSHIPS:

Curtiss-Wright Corporation, Member of the Audit Committee and the Committee on Directors and Governance; Albemarle Corporation, Member of the Audit & Finance and Nominating & Governance Committees

DIRECTOR SINCE: 2020

AGE: 68

Ms. Minor has served as Chief Executive Officer and Principal of Silket Advisory Services, a privately owned consulting firm, since 2016. Silket Advisory Services advises companies on financial, strategic, and operational initiatives. From 2010 until 2015, Ms. Minor was Senior Vice President and Chief Financial Officer of EVRAZ North America Limited, a leading steel manufacturer. Prior to this, Ms. Minor held both domestic and international executive finance roles at increasing levels of managerial responsibility at Visteon Corporation and DaimlerChrysler, as well as financial management roles at General Motors Corporation and General Dynamics Corporation. Ms. Minor holds a B.S. in Accounting from Southern University in Baton Rouge, Louisiana and an M.B.A. in International Business from Michigan State University.

QUALIFICATIONS AND SKILLS TO SERVE AS A DIRECTOR:

■

Former Chief Financial Officer of a leading steel manufacturer

■

In-depth understanding of the preparation and analysis of financial statements, experience in financial reporting and internal controls

■

Experience in steel manufacturing, metals recycling, and commodities, capital market transactions, investor relations, mergers and acquisitions, and international business

■

Public company board and committee experience

18 2024 PROXY STATEMENT

Corporate Governance

The Company is committed to strong corporate governance. The Company is governed by a Board of Directors and Committees of the Board that meet throughout the year. Directors discharge their responsibilities at Board and Committee meetings and through other communications with management.

Our Board of Directors has an Audit Committee, a CHR Committee, and a NCG Committee, each of which has a written charter adopted by the Board of Directors, copies of which are posted on our website at www.radiusrecycling.com. The Board of Directors has also adopted Corporate Governance Guidelines which are posted on our website. Under our Corporate Governance Guidelines, committee members are appointed annually, with consideration given to the desires and skills of individual directors and to rotating committee members periodically. Committee chairs are also appointed annually, with consideration given to rotating committee chairs after five consecutive years of service.

Director Independence

The Board of Directors has determined that Gregory R. Friedman, Mauro Gregorio, Rhonda D. Hunter, David L. Jahnke, Glenda J. Minor, and Leslie L. Shoemaker are “independent directors” as defined by our Corporate Governance Guidelines, SEC rules, and NASDAQ listing requirements. Accordingly, a majority of the directors have been determined to be independent directors. The independent directors regularly meet in executive sessions at which only independent directors are present.

The independent directors serve on the following committees:

Board Committees
Director	Audit	CHR	NCG
Gregory R. Friedman	■	■
Mauro Gregorio	■	■
Rhonda D. Hunter		■	■
David L. Jahnke	■		■
Glenda J. Minor	■		■
Leslie L. Shoemaker			■

■  = Member      ■  = Chair

During fiscal 2024, the Board of Directors held ten meetings, the Audit Committee held eight meetings, the CHR Committee held seven meetings, and the NCG Committee held four meetings. Each director attended at least 75% of the aggregate number of meetings of the Board and committees of the Board on which he or she served that were held during the period for which he or she served. We encourage all directors to attend each annual meeting of shareholders. All directors then serving attended the 2024 annual meeting.

2024 PROXY STATEMENT 19

CORPORATE GOVERNANCE

Board Leadership

The Board periodically assesses its leadership structure in light of the Company’s needs and circumstances. The Board leadership structure currently combines the role of Chairman and CEO and has a Lead Director since the Chairman and CEO is a non-independent director. At this time, the Board believes that the CEO, as a Company executive, is in the best position to fulfill the Chairman’s responsibilities, including those related to identifying emerging issues facing the Company, communicating essential information to the Board about the Company’s performance and strategies, and proposing agendas for the Board. As detailed in her biography, Ms. Lundgren has over 19 years of experience with the Company, during which time she has held a number of senior executive leadership positions. We believe her in-depth knowledge of the Company and her extensive executive and management experience make her uniquely well-positioned to lead the Board in developing and monitoring the strategic direction of the Company. We believe that our Board leadership structure is enhanced by the independent leadership provided by our Lead Director. This leadership structure enables the Board to better fulfill its risk oversight responsibilities, as described under “The Board’s Role in Risk Oversight.” Under our Corporate Governance Guidelines, the Lead Director role is periodically rotated among the independent directors, and the role is currently held by Mr. Jahnke. The Lead Director’s responsibilities include: facilitating effective communication between the Board and management; consulting with the Chairman; and presiding at meetings of the Board when the Chairman is not present, including executive sessions of the independent directors. The Lead Director generally attends all meetings of the Board’s committees.

Board Committees and Responsibilities

Audit Committee CHAIR: Glenda J. Minor ADDITIONAL MEMBERS: Gregory R. Friedman, Mauro Gregorio, and David L. Jahnke MEETINGS HELD IN 2024: 8

INDEPENDENCE:

Our Board has determined that each member of the Audit Committee meets all additional independence requirements for Audit Committee members under applicable SEC regulations and NASDAQ rules.

AUDIT COMMITTEE FINANCIAL LITERACY AND EXPERTISE:

Our Board also has determined that each member of the Audit Committee is financially literate under applicable SEC and NASDAQ rules and is an “audit committee financial expert” as defined in regulations adopted by the SEC.

RESPONSIBILITIES:

The Audit Committee represents and assists the Board in oversight of our accounting and financial reporting processes and the audits of our financial statements; appointing, approving the compensation of, and overseeing the independent auditors; reviewing and approving all audit and non-audit services performed by the independent auditors; reviewing the scope and discussing the results of the audit with the independent auditors; reviewing management’s assessment of the Company’s internal controls over financial reporting; overseeing the Company’s compliance program; overseeing the Company’s internal audit function; reviewing with management the Company’s major financial risks and legal risks that could have a significant impact on the Company’s financial statements; and reviewing and approving, as appropriate, transactions of the Company with related persons (see “Certain Transactions”).

20 2024 PROXY STATEMENT

CORPORATE GOVERNANCE

Compensation And Human Resources Committee CHAIR: Rhonda D. Hunter ADDITIONAL MEMBERS: Gregory R. Friedman and Mauro Gregorio MEETINGS HELD IN 2024: 7

INDEPENDENCE:

Our Board has determined that each member of the CHR Committee meets the additional independence standards for compensation committee members under the NASDAQ rules and qualifies as a non-employee director under Rule 16b-3 under the Securities Exchange Act of 1934.

COMPENSATION AND HUMAN RESOURCES COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION:

No members of the CHR Committee who served during 2024 were officers or employees of the Company or any of its subsidiaries during the year, were formerly Company officers, or had any relationship otherwise requiring disclosure as a compensation committee interlock.

RESPONSIBILITIES:

The CHR Committee has overall responsibility for the administration of the Company’s executive and director compensation plans and equity-based plans; overseeing and evaluating the performance of the CEO and determining the CEO’s compensation; administering and interpreting executive compensation plans, the Company’s stock plans, and all other equity-based plans from time to time adopted by the Company, including our 2024 Omnibus Incentive Plan (“Omnibus Incentive Plan”); reviewing and assessing the risks related to the design of the Company’s compensation programs and arrangements and leadership development; reviewing and recommending to the Board for approval compensation for members of the Board, including compensation paid to the Lead Director and Committee Chairs; overseeing the preparation of executive compensation disclosures included in the Company’s proxy statement in accordance with the SEC rules and regulations; and overseeing the Company’s key human resource management strategies and programs. For a description of the CHR Committee’s activities regarding executive compensation, refer to the “Compensation Discussion and Analysis.”

2024 PROXY STATEMENT 21

CORPORATE GOVERNANCE

Nominating and Corporate Governance Committee CHAIR: David L. Jahnke ADDITIONAL MEMBERS: Rhonda D. Hunter, Glenda J. Minor, and Leslie L. Shoemaker MEETINGS HELD IN 2024: 4

INDEPENDENCE:

Our Board has determined that each member of the NCG Committee is independent under applicable SEC regulations and NASDAQ rules.

The NCG Committee has responsibility for identifying, selecting, and recommending to the Board individuals proposed to be nominated for election as directors by the shareholders or elected as directors by the Board to fill vacancies; working with the Chairman of the Board and the Lead Director, seeking to ensure that the Board’s committee structure, committee assignments, and committee chair assignments are appropriate and effective; developing and recommending to the Board for approval, and reviewing from time to time, a set of corporate governance guidelines for the Company, which includes a process for the evaluation of the Board, its committees, and management; reviewing and evaluating risks related to corporate governance practices and leadership succession; evaluating the orientation and training needs of directors; and monitoring compliance with the corporate governance guidelines adopted by the Board.

ASSESSMENT OF DIRECTOR QUALIFICATIONS:

The NCG Committee uses a Board composition matrix to inventory, on at least an annual basis, the expertise, skills, and experience of each director to ensure that the overall Board maintains a balance of knowledge and relevant experience. The Committee carefully reviews all director candidates, including current directors, based on the current and anticipated composition of the Board, our current and anticipated strategy and operating requirements, and the long-term interests of shareholders. In assessing current directors and potential candidates, the NCG Committee considers the Board composition matrix, as well as the character, background, and professional experience of each current director and potential candidate. In its evaluation of potential candidates, the NCG Committee applies the criteria set forth in our NCG Committee Charter and considers the following factors from our Corporate Governance Guidelines:

■

Directors should be of the highest ethical character, exhibiting integrity, honesty, and accountability, with a willingness to express independent thought

■

Successful leadership experience and stature in an individual’s primary field, with a background that demonstrates an understanding of business affairs and the complexities of a large, publicly-held company, with particular emphasis on capital-intensive, global businesses

■

Demonstrated ability to think strategically and make decisions with a forward-looking focus, with the ability to assimilate relevant information on a broad range of complex topics

■

Independence and absence of conflicts of interest

■

Demonstrated ability to work together and with management collaboratively and constructively

■

Time available and willingness to devote the time necessary to effectively fulfill their duties as director

■

An awareness of the social, political, regulatory, and economic environment in which the Company operates

■

Diversity of experience and background

In considering the re-nomination of incumbent directors, the NCG Committee also considers the performance of such persons as directors, including the number of meetings attended and the level and quality of participation, as well as the value of continuity and knowledge of the Company gained through Board service.

DIVERSITY:

The NCG Committee strives to achieve diversity on the Board by considering skills, experience, education, length of service on the Board, and such other factors as it deems appropriate. The NCG Committee and the Board define diversity broadly to include the background, professional experience, skills, and viewpoints necessary to achieve a balance and mix of perspectives. In evaluating potential director candidates, the NCG Committee and the Board place particular emphasis on diversity. Confirming our commitment to diversity at the Board level, our director candidate search process prioritizes the inclusion of women and minorities in the initial pool of candidates when we select new director nominees. Our Board recognizes the value of diversity and considers how a candidate may contribute to the Board in a way that can enhance perspective and judgment through diversity in gender, age, ethnic background, geographic origin, and professional experience.

22 2024 PROXY STATEMENT

CORPORATE GOVERNANCE

Board Self-Assessments

The Board conducts an annual self-evaluation to determine whether it and its committees are functioning effectively and whether its governing documents continue to remain appropriate. Our Board’s self-evaluation is facilitated by a wide range of questions related to topics including operations, composition of the Board, Board diversity, responsibilities, governing documents, and resources. As part of the Board self-evaluation process, each director also conducts an evaluation of the Chairman of the Board and the Lead Director. The process is designed and overseen by the NCG Committee, and the results of the evaluations are discussed by the full Board. Each committee annually reviews its own performance and assesses the adequacy of its charter and reports the results and any recommendations and changes to the NCG Committee. The NCG Committee oversees and reports annually to the Board its assessment of each committee’s performance evaluation process. The NCG Committee coordinates its oversight of the Board self-assessment process with its process for assessment of individual director qualifications.

Director Nominations

The NCG Committee identifies potential director candidates through a variety of means, including recommendations from members of the Board, suggestions from Company management, and shareholder recommendations. The NCG Committee also may, in its discretion, engage director search firms to identify candidates. Shareholders may recommend director candidates for consideration by the NCG Committee by submitting a written recommendation to Radius Recycling, Inc., Attn: Chair of the Nominating & Corporate Governance Committee, c/o Corporate Secretary, 222 SW Columbia Street, Suite 1150, Portland, Oregon 97201. The recommendation should include the candidate’s name, age, qualifications (including principal occupation and employment history), and written consent to be named as a nominee in our proxy statement and to serve as a director, if elected. All recommendations for nominations received by the Corporate Secretary that satisfy our bylaw requirements relating to such director nominations will be presented to the NCG Committee for its consideration.

The NCG Committee meets to discuss and consider the qualifications of each potential new director candidate, whether recommended by shareholders or identified by other means, and determines by majority vote whether to recommend such candidate to the Board of Directors. The final decision to either elect a candidate to fill a vacancy between annual meetings or include a candidate on the slate of nominees proposed at an annual meeting is made by the Board of Directors. In considering the current directors, including the director nominees proposed for election at the 2025 annual meeting, the NCG Committee and the Board specifically considered the background, experiences, and qualifications described in their biographies appearing under “Proposal 1—Election of Directors” in this proxy statement.

Director Age and Tenure

Under our Corporate Governance Guidelines, no director (other than the Chief Executive Officer) is eligible for nomination or election as a director to the Board after that person has attained the age of 75 or served as a director for 15 years. Upon the occurrence of either of those events, the director will tender their notice of resignation to the NCG Committee, which will be effective as of the immediately following annual meeting of shareholders. The Board, upon the recommendation of the NCG Committee, has the authority to waive any part of this policy in individual cases if the best interests of the Company would be served by such waiver.

The Board’s Role in Risk Oversight

We have a comprehensive enterprise risk management process in which management is responsible for managing the Company’s risks, and the Board and its committees provide oversight of these efforts. Our management-level Enterprise Risk Committee is responsible for the risk management program and provides reports to the Board at least quarterly and more frequently as circumstances require. Risks are identified, assessed, and managed on an ongoing basis and communicated to management during management meetings or otherwise as appropriate. Existing and potential material risks are reviewed during periodic executive management and/or Board meetings, resulting in Board and/or Board committee discussion and public disclosure, as appropriate.

2024 PROXY STATEMENT 23

CORPORATE GOVERNANCE

The Board is responsible for overseeing management in the execution of its risk management responsibilities and for assessing the Company’s approach to risk management. The Board administers this risk oversight function either through the full Board or through its standing committees.

The following are the key risk oversight responsibilities of our Board and its committees:

▪

Full Board: enterprise-wide strategic risks related to our long-term strategies, including, but not limited to, capital expenditures, Sustainability, ESG, cybersecurity, material acquisitions, and leadership succession

▪

Audit Committee: financial risks (including, but not limited to, risks associated with accounting, financial reporting, disclosure, and internal controls over financial reporting), our compliance programs, and legal risks

▪

CHR Committee: compensation and human resources risks including, but not limited to, the design of the Company’s compensation programs and arrangements and leadership development

▪

NCG Committee: governance risks including, but not limited to, corporate governance practices and leadership succession

Assessment of Compensation Risk

The CHR Committee, with the assistance of its independent compensation consultant, Pearl Meyer, assessed the risks associated with our compensation programs and determined that the programs do not create risks which are reasonably likely to have a material adverse impact on us. In conducting the evaluation, the CHR Committee reviewed our compensation structure and noted numerous ways in which risk is effectively managed or mitigated, including:

▶	Mix between short-term and long-term incentives
▶	Caps on incentives
▶	Use of multiple performance measures
▶	A portfolio of varied long-term incentives
▶	Committee discretion in payment of short-term incentives
▶	Use of stock ownership guidelines
▶	Anti-hedging and anti-pledging policies and prohibition on derivative transactions for Company stock

In addition, the CHR Committee analyzed the overall enterprise risks and how compensation programs could impact individual behavior that could exacerbate these enterprise risks.

In light of these analyses, the CHR Committee believes that the architecture of our compensation programs (executive and broad-based) provide multiple, effective safeguards to protect against undue risk.

Board Oversight of Sustainability and ESG

The Board of Directors view Sustainability and ESG as core elements of the Company’s strategy and operations. As such, the Board has oversight responsibility and is regularly briefed on progress with respect to Sustainability and ESG goals, including issues relating to human capital and the environmental and associated regulatory impact of our operations. Authority for day-to-day management of ESG topics is delegated to our executive management team led by our Chairman and CEO. Our Chief Sustainability Officer (“CSO”) reports directly to our Chairman and CEO, and provides regular updates to our Board, which offers guidance on sustainability strategy and execution.

Board Oversight of Management Succession Planning

Our Board and management consider succession planning and leadership development to be an integral part of the Company’s long-term strategy. At least annually, our Board reviews senior management succession and development plans with our CEO. Our CEO presents to the Board her evaluations and recommendations of future candidates for key leadership roles, including for the CEO position, and potential succession timing for those positions, including under emergency circumstances. Following the CEO’s presentation, the Board meets in executive session without our CEO to consider and discuss CEO succession. The Board also reviews and discusses development plans for individuals identified as high-potential candidates for key leadership positions, and the Board members interact with these candidates in formal and informal settings during the year.

24 2024 PROXY STATEMENT

CORPORATE GOVERNANCE

Stock Trading Policy

We are committed to promoting high standards of ethical business conduct and compliance with applicable laws, rules, and regulations. As part of this commitment, we have adopted our Stock Trading Policy governing the purchase, sale, and/or other dispositions of our securities by our employees and directors of the Company, any other persons the Company determines should be subject to the Stock Trading Policy, such as contractors and consultants, and by the Company itself. We believe that the Stock Trading Policy is reasonably designed to promote compliance with insider trading laws, rules and regulations, and the exchange listing standards applicable to us. A copy of our Stock Trading Policy was filed as Exhibit 19.1 to our Annual Report on Form 10-K for the year ended August 31, 2024.

Prohibition on Hedging, Pledging and Derivative Trading

In addition, our Stock Trading Policy prohibits hedging, pledging, and derivative trading in our Company’s stock. Specifically, our Stock Trading Policy prohibits engaging in any short sale of our stock, establishing or using a margin account with a broker-dealer for the purpose of buying or selling our stock or using it as collateral therefor, or buying or selling puts, calls, prepaid variable forward contracts, equity swaps, collars, exchange funds, or other instruments or derivatives designed to hedge the value of our stock.

Communication with Directors

Shareholders and other interested parties may communicate with any of the directors, including our Lead Director, by using the following address:

Board of Directors

Radius Recycling

222 SW Columbia Street, Suite 1150

Portland, OR 97201

The office of the Corporate Secretary reviews correspondence received and will filter advertisements, solicitations, spam, and other such items not related to a director’s duties and responsibilities. All other relevant correspondence addressed to a director will be forwarded to that director - or, if none is specified, to the Chairman of the Board.

Non-Employee Director Compensation

Our non-employee directors receive cash compensation as well as equity compensation in the form of DSUs for their Board service. Compensation for our non-employee directors is set by the Board at the recommendation of the CHR Committee.

Guiding Principles

▶	Fairly compensate directors for their responsibilities and time commitments.
▶	Attract and retain highly qualified directors by offering a compensation program consistent with those at companies of similar size, scope, and complexity.
▶

Align the interests of directors with our shareholders by providing a significant portion of compensation in equity and setting an expectation pursuant to our Corporate Governance Guidelines that directors acquire and continue to own our common stock with a value equal to five times the director’s annual cash retainer. Directors are expected to achieve this stock ownership level within a period of five years.

Review Process

The CHR Committee, which consists solely of independent directors, periodically assesses the form and amount of non-employee director compensation and recommends changes, if appropriate, to the Board based upon competitive market practices. The CHR Committee’s independent compensation consultant also supports the CHR Committee in determining director compensation and designing the related benefit programs. As part of its periodic review, the CHR Committee conducts extensive benchmarking by reviewing director compensation data for the executive compensation peer group described in “Competitive Market Overview” on page 32. Directors who are our employees are not compensated for their service on the Board.

2024 PROXY STATEMENT 25

CORPORATE GOVERNANCE

The following table sets forth certain information concerning compensation paid to directors other than Ms. Lundgren, our CEO, during the fiscal year ended August 31, 2024.

			Change in Pension
			Value and Nonqualified
	Fees Earned or	Stock	Deferred Compensation
	Paid in Cash	Awards	Earnings
Name(1)	($)[2]	($)[3]	($)[4]	Total ($)
Gregory R. Friedman	107,500	119,988	—	227,488
Rhonda D. Hunter	113,000	119,988	—	232,988
David L. Jahnke	133,750	119,988	21,924	275,662
Glenda J. Minor	120,000	119,988	—	239,988
Leslie L. Shoemaker	95,000	119,988	—	214,988
Michael W. Sutherlin	113,750	119,988	—	233,738

1	Mr. Gregorio was elected as a director effective November 1, 2024 and therefore received no compensation in fiscal 2024. Mr. Sutherlin retired from the Board, effective November 3, 2024.
2	Fees earned includes amounts deferred at the election of a director under the Deferred Compensation Plan for Non-Employee Directors, which is described below.
3	Represents the aggregate grant date fair value of awards computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718. These amounts reflect the grant date fair value and may not correspond to the actual value that will be realized by the directors. Stock awards consist of DSUs valued using the closing market price of the Company’s Class A common stock on the NASDAQ Global Select Market on the grant date. On January 30, 2024, the date of the Company’s 2024 annual meeting, each director then in office other than Ms. Lundgren was granted DSUs for 4,400 shares. The grant date fair value of this DSU grant to each director was $119,988 (or $27.27 per share) which was equal to the closing market price of the Company’s Class A common stock on the grant date. These DSUs vest on January 27, 2025 (the day before the 2025 annual meeting), subject to continued Board service. The DSUs become fully vested on the earlier death or disability of a director or a change in control of the Company (as defined in the DSU award agreement). After the DSUs have become vested, directors will be credited with additional whole or fractional shares to reflect dividends that would have been paid on the stock underlying the DSUs subsequent to the grant date. The Company will issue Class A common stock to a director for the vested DSUs in a lump sum (i) in January of the year following the year the director ceases to be a director of the Company in the case of DSUs earned prior to 2023, and (ii) at the end of six months following the month in which the director ceases to be a director of the Company in the case of DSUs earned in 2023 and subsequent years, in each case subject to the right of the director to elect an installment payment program under the Company’s Deferred Compensation Plan for Non-Employee Directors.

At August 31, 2024, each of the non-employee directors serving at that time held 4,400 shares of unvested DSUs.

4	With respect to Mr Jahnke, the director who has elected to defer a portion of his director cash fees in accordance with the Company’s non-qualified deferred compensation plan for non-employee directors, the amount represents the amounts of interest earned on the amounts deferred that exceeds the amount of interest calculated using 120% of the applicable federal long-term rate.

The annual cash retainer for non-employee directors is $90,000 ($120,000 for the Lead Director). The Lead Director annual cash retainer increased from $105,000 to $120,000 during fiscal 2024. We do not pay fees for attendance at Board and committee meetings. The annual fee for the Chairs of the Audit, Compensation and Human Resources, and NCG Committees is $25,000, $18,000 and $15,000, respectively. The annual fee for the Chair of the NCG Committee increased from $10,000 to $15,000 during fiscal 2024. The annual fee for members of the Audit, Compensation and Human Resources, and NCG Committees, other than the Committee Chairs, is $10,000, $7,500 and $5,000, respectively. The Lead Director and Committee Chairs receive additional compensation due to the increased workload and additional responsibilities associated with these positions.

At each annual meeting of shareholders, each non-employee director receives DSUs for a number of shares equal to $120,000 divided by the closing market price of the Class A common stock on the grant date. One DSU gives the director the right to receive one share of Class A common stock at a future date (as described in footnote 3 above).

Non-employee directors may elect to defer all or part of their compensation under the Deferred Compensation Plan for Non-Employee Directors, which was adopted by the Board in 2006, and amended and restated in 2022. Directors’ cash fees are credited to a cash account or a stock account, as selected by the director. Payments from the cash account are paid in cash, and payments from the stock account are paid in Class A common stock. In accordance with the plan, the cash account is credited with quarterly interest equal to the average interest rate paid by us under our senior revolving credit agreement (or if there are no borrowings in a quarter, at the prime rate) plus two percent. The stock account is credited with additional whole or partial shares reflecting dividends that would have been paid on the shares. Deferred amounts are paid in a single payment or in equal annual installment payments for up to 15 years commencing (i) in January of the year following the year the director ceases to be a director of the Company, in the case of amounts earned prior to 2023, and (ii) at the end of six months following the month in which the director ceases to be a director of the Company in the case of amounts earned in 2023 and subsequent years. DSUs are credited to the directors’ stock accounts under the plan when the DSUs become vested, and the awards are administered under the plan. A director may elect to receive stock under a DSU in equal annual installment payments for up to 15 years commencing (i) in January of the year following the year the director ceases to be a director of the Company, in the case of DSUs earned prior to 2023, and (ii) at the end of six months following the month in which the director ceases to be a director of the Company in the case of DSUs earned in 2023 and subsequent years.

We have entered into indemnity agreements with each director pursuant to which we agree to indemnify such director in connection with any claims or proceedings involving the director by reason of serving as a director of the Company, as provided in the agreement.

26 2024 PROXY STATEMENT

Compensation Discussion and Analysis

THE EXECUTIVE COMPENSATION PROCESS	31
STRUCTURE OF COMPENSATION PROGRAM	34
COMPONENTS OF COMPENSATION	35
EMPLOYMENT AGREEMENT	43
EXECUTIVE OFFICER INCENTIVE COMPENSATION RECOUPMENT (“CLAWBACK”) POLICY	43
OFFICER STOCK OWNERSHIP POLICY	43
TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION	44

Overview

This Compensation Discussion and Analysis provides a detailed description of our executive compensation philosophy and programs, the decisions that the CHR Committee (the “Committee”) of the Board of Directors (the “Board”) have made under those programs, and the factors considered in those decisions. This Compensation Discussion and Analysis focuses on the compensation of our NEOs for fiscal 2024 disclosed in the tables under the “Compensation of Executive Officers” section of this proxy statement. The NEOs for fiscal 2024 are listed below.

TAMARA L. LUNDGREN	STEFANO R. GAGGINI	STEVEN G. HEISKELL	BRIAN SOUZA	JAMES MATTHEW VAUGHN	RICHARD D. PEACH

Chairman, President and Chief Executive Officer (“CEO”)	Senior Vice President and Chief Financial Officer (“CFO”)	Senior Vice President and President, Recycling Products & Services	Senior Vice President and Chief Operations Management Officer	Senior Vice President, General Counsel, Chief Compliance Officer and Corporate Secretary	Former Executive Vice President and Chief Strategy Officer

2024 PROXY STATEMENT 27

COMPENSATION DISCUSSION AND ANALYSIS

Shareholder Outreach and Say-on-Pay Advisory Vote Results

The CHR Committee seeks to align the Company’s executive compensation program with the interests of the Company’s shareholders. On an annual basis the compensation of our NEOs, as disclosed in our annual proxy statement, is submitted to our shareholders for a non-binding advisory vote (“Say-on-Pay”). At our 2024 and 2023 annual meetings, 94% and 96% of the votes cast, respectively, were in favor of the advisory resolution to approve our executive compensation program, reflecting this strong alignment.

In order to gain a better understanding of any shareholder concerns and to identify areas for improvement within our executive compensation programs, we began a formal annual investor outreach process over ten years ago. These discussions have involved the Chairman of the Board, our Lead Director, and the Chair of the CHR Committee, as appropriate.

As part of our annual outreach efforts, during fiscal 2024, we proactively reached out to investors holding approximately 67% of our outstanding shares, and in response to our outreach, we held calls with investors representing approximately 10% of our outstanding shares, while investors representing approximately 20% of our outstanding shares indicated that they did not require a meeting this year. Discussions with investors and Say-on-Pay voting are key drivers in our compensation design to ensure continued alignment between our compensation programs and the interests of shareholders.

Summary of Actions Taken in Response to Shareholder Feedback

The Company values investor feedback and will continue to seek feedback through engagement initiatives to align our executive compensation programs with shareholder expectations. Shareholder feedback has influenced a number of changes to our executive compensation program in recent years, including, but not limited to, the following:

◾
In fiscal 2024, we revised our performance share awards to replace the ROCE metric with a relative TSR metric (while still including the Volume Growth metric), to better align performance share payouts with the interests of our shareholders. Considering the inclusion of the new TSR metric, we did not apply a relative TSR modifier as we did for fiscal 2023.
◾
We revised the annual incentive plan to include an adjusted EBITDA metric, and we increased overall weighting towards financial performance metrics.

◾
We restructured the annual incentive plan safety metric to encompass EH&S performance.
◾
We revised our compensation and performance peer groups to better reflect companies with similar quantitative and qualitative characteristics.

How Executive Pay is Linked to Company Performance

Our executive compensation program is aligned with our business strategy and with creating long-term shareholder value by paying for performance consistent with what our Committee views as an acceptable risk profile. The foundation of our compensation philosophy is to:

Promote creation of long-term shareholder value	Recruit and retain qualified, high performing executive officers	Motivate high levels of performance	Be competitive in the market for talent

Our executive compensation program emphasizes delivering compensation at a competitive market level which will allow executive officers who demonstrate consistent on-target performance over a multi-year period to earn compensation that is competitive and consistent with targeted performance levels of total compensation. When performance is above target over the long-term, we believe the program will reward executives above the competitive median. Conversely, the program will provide less than the annual target compensation when performance does not meet expectations. Individual executive compensation may be above or below the annual target level, based on the Company’s performance; economic and market conditions; the individual’s performance, contribution to the organization, experience, expertise, and skills; and other relevant factors.

28 2024 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Summary of our Executive Compensation Program

Set forth below is a summary of our executive compensation practices.

WHAT WE DO:
We seek and carefully consider shareholder feedback regarding our compensation practices
We link our executive compensation to our performance. More than 80% of the target compensation for the CEO and nearly 70% of the target compensation for the NEOs other than the CEO are “at-risk.”

We prioritize the long-term interests of shareholders when making compensation plan decisions. We select metrics in our short-term annual incentive plans that are expected to drive shareholder returns and metrics in our long-term incentive plan (“LTIP”) that are intended to reflect creation of long-term shareholder value. Our three-year performance period for our performance shares and five-year vesting schedule for our RSU awards ensure our executives are focused on long-term success.

We have rigorous financial performance targets for our executives. Metrics and targets for incentive plans are based on the Company’s strategic and business plans and annual budgets that are reviewed by the full Board and are analyzed and tested for reasonableness before Committee approval at the beginning of the performance period. The Committee actively evaluates the appropriateness of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets.

We have caps on incentive compensation. The EH&S performance and adjusted operating cash flow metrics in our annual incentive plans are capped at 0.5x if adjusted EPS is negative, and at 1.0x if adjusted EPS is positive but below 0.25x of target. Under our annual incentive plan, payouts are capped at 3.0x and 2.0x for our CEO and other NEOs, respectively. Payouts from our performance share plan are also capped at 2.0x.

We have stock ownership and retention requirements. We have adopted stock ownership guidelines to promote long-term alignment of the interests of our shareholders and our officers, as discussed on page 43. Once officers achieve compliance, they must also retain at least 50% of shares that vest thereafter for at least three years.

We have a double-trigger for cash severance payments and benefits in change-in-control agreements. Our change-in-control agreements are double trigger, i.e., a change in control plus termination of the executive’s employment by the successor company without cause or by the executive for good reason are required to trigger cash severance payments and benefits.

We have an independent compensation consultant. The Committee directly retains Pearl Meyer as its compensation consultant. Pearl Meyer does not provide any other services to the Company.

“No Fault” Clawback Policy. We have adopted a Clawback Policy to recapture incentive compensation awarded to executive officers in the event of restatements of the Company’s financial statements regardless of whether the executive officer contributed to the restatement in accordance with SEC and NASDAQ requirements.

2024 PROXY STATEMENT 29

COMPENSATION DISCUSSION AND ANALYSIS

WHAT WE DO not do:

We do not select the Company’s compensation peer group arbitrarily. The selection of the Company’s compensation peer group is designed to identify a mix of companies which the Committee believes provides a comparable aggregate benchmark. Quantitative and qualitative criteria are applied to reflect current market capitalization and revenue parameters and to focus on position in the value chain and exposure to international markets. For fiscal 2024, our benchmarking compensation peer group included 15 companies that the Committee believed reflected appropriate industry, size, geographic scope, and market dynamics.

We do not allow excise tax gross-ups in any new or modified change-in-control agreements

We do not take unnecessary risks. We use a mix of annual and long-term incentive awards and overlapping performance periods to drive current performance in light of long-term objectives. The complementary and diverse performance metrics across our plans are designed to drive balanced decision-making, consistent with our model of shareholder value creation. We apply an annual incentive plan cap or limit payments when earnings results are negative or below threshold. The Committee reserves discretion in payment of short-term incentives.

We do not allow excessive perquisites. Perquisites totaled less than $50,000 in fiscal 2024 for the CEO and $0 for each other NEO.

Fiscal 2024 Financial and OPerating Performance

We faced challenging market conditions for recycled metals in fiscal 2024 that adversely impacted results, as constrained scrap supply flows and lower average net selling prices led to a significant compression in metal spreads. Despite the cyclical headwinds faced during the year, our fiscal 2024 results included meaningful progress and benefits from our strategic priorities, including from the major cost reduction and productivity program we implemented during the year; ramp-up of our advanced metal recovery technology systems to improve the efficiency of our processes by increasing our shredding throughput, extracting more metals from the shredding process, and expanding our product offerings; organic growth in ferrous and nonferrous sales volumes; and expansion of our third-party recycling services brand, 3PR™, which we launched last year.

Highlights included:

Delivered Solid Volume Performance. We achieved year-over-year sales volume growth in our ferrous and nonferrous recycled metals. We increased ferrous sales volumes by 3% year-over-year, as the impact of the tight supply flow environment was more than offset by an increase in volumes from recycling services, and we grew nonferrous sales volume by 1% year-over-year.

Implemented a $70 million Cost Savings and Productivity Improvement Program. During fiscal 2024, we implemented cost savings and productivity initiatives aggregating $70 million in annual benefits. These initiatives included a combination of production cost efficiencies and cost savings, including a reduction in SG&A expense of 10%. Specific measures included increased production yields, efficiencies in processing, reduction in non-trade procurement spend, transportation and logistics optimization, and lower costs from headcount reductions and lower professional and outside services.  In the fourth quarter of fiscal 2024, we achieved substantially the full quarterly run rate of the targeted annual benefits associated with our fiscal 2024 initiatives. Contributions from these productivity and cost reduction initiatives helped to offset the effects of inflationary pressure and increases in operating costs.

Continued Deployment of Advanced Metal Recovery Technology Systems. We believe that our objective of extracting more nonferrous metals from our shredding activities is a significant value-added process and is directly aligned with global decarbonization, environmental impact, and demand trends. We have a major strategic initiative currently in progress and partially completed to replace, upgrade, and add to our existing nonferrous metal recovery technologies in order to increase metal recovery and the volume of nonferrous material from shredding operations, provide additional product optionality, create higher quality furnace-ready products, and reduce the metallic portion of shredder residue disposed in landfills. Our program comprises seven primary nonferrous recovery systems at our major shredder facilities. Of these systems, three are major aluminum and four are major copper recovery systems. Our initiative also includes two aluminum separation systems, one on each coast, and four copper separation systems. The construction, commissioning, and ramp up of these new technologies, including commencement of permitting approvals, began substantially in fiscal 2021, with 11 of the 13 systems operational or in the ramp-up phase as of the end of fiscal 2024, and two remaining subject to permitting. Our fiscal 2024 benefited from the contribution to performance from these systems, and we expect to see a trend of increasing returns from these investments in the remainder of calendar 2024 and target full ramp-up of the permitted systems by early calendar 2025. Once fully operational, we continue to expect substantial returns from our investments of approximately $10 EBITDA per ferrous ton.

30 2024 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Grew our 3PR™ Business Line, Covering Third-Party Recycling Services. Over the course of the last several years, we have seen increasing demand from our customers for recycling services, including recall services for OEMs, reverse logistics services for big box retailers, and other products and services related to the sustainability of supply chains. We operate these activities under our trademarked 3PR™ brand which stands for third party recycling and is our take on the well-known logistics term, 3PL. 3PR™ involves activities where Radius is providing recycling services, including among other activities, scrap management and recycling solutions for our customers’ reverse logistics processes. 3PR™ now contributes over 10% of our recycled metals volumes and contributed to our year-over-year increase in ferrous sales volumes.

Fiscal 2024 COMPENSATION SUMMARY

Our executive compensation program strongly links pay to performance. The Committee sets rigorous targets for both the annual and long-term compensation programs, based on a number of factors, including actual and forecasted business conditions and financial and operating performance. Reflecting the alignment between pay and performance as well as the weaker market environment, actual compensation in fiscal 2024 was significantly lower than target levels for the annual compensation program.

The overall APBP earned performance multiple for the CEO and the overall AICP earned performance multiple for the other NEOs for fiscal 2024 were both 0.08x, reflecting alignment with the Company’s financial performance. See “Fiscal 2024 APBP Results” and “Fiscal 2024 AICP Results for Other NEOs” below for additional details.

The Executive Compensation Process

Role of the Compensation and Human Resources Committee. The Committee is responsible for, among other things:

▶	Developing and making recommendations to the Board with respect to our compensation policies and programs;
▶	Determining the levels of all compensation to be paid to the CEO and other NEOs (including annual base salary and incentive compensation, equity incentives, and benefit plans); and
▶	Administering and granting performance shares, RSUs, and other awards under our Omnibus Incentive Plan, which authority cannot be delegated.

The Committee regularly reports its activities to the Board.

The Committee is currently comprised of three directors, each of whom has been determined by the Board to be independent under our Corporate Governance Guidelines, and applicable SEC and NASDAQ rules. Currently, the members of the Committee are Rhonda D. Hunter (Chair), Gregory R. Friedman, and Mauro Gregorio. The Committee operates pursuant to a written charter (available on the Company’s website at https://www.radiusrecycling.com/documents/compensation-hr-committee-charter.pdf) which is reviewed by the Committee on an annual basis and approved by the Board. The Committee meets at least quarterly and more frequently as circumstances require, including in executive session with its independent compensation consultant. In fiscal 2024, the Committee held seven meetings.

Use of Compensation Consultants. The Committee has authority to retain compensation consultants to assist it in the evaluation of executive officer and employee compensation and benefit programs. The Committee directly retained Pearl Meyer as its compensation consultant for fiscal 2024. In fiscal 2024, Pearl Meyer performed, among others, the following services for the Committee:

▶	Attended Committee meetings by telephone and in person, as requested, and participated in executive sessions without management present; and
▶	Provided input and participated in discussions related to NEO annual and LTIP goal design and metrics for fiscal 2024.

The Committee’s independent compensation consultant provides information and data to the Committee from its surveys, proprietary databases, and other sources, which the Committee utilizes along with information provided by management and obtained from other sources. In making its decisions, the Committee reviews such information and data provided to it by its independent compensation consultant and management and also draws on the knowledge and experience of its members as well as the expertise and information from within the Company, including from the human resources, legal, and finance groups. The Committee considers executive and director compensation matters at its quarterly meetings and at special meetings as needed based on our annual compensation schedule.

Pearl Meyer and its affiliates did not perform any additional services for the Company or any of its affiliates in fiscal 2024. The Committee has assessed the independence of Pearl Meyer pursuant to the applicable rules and determined that its engagement does not raise any conflict of interest.

2024 PROXY STATEMENT 31

COMPENSATION DISCUSSION AND ANALYSIS

Separately, the Company retained Willis Towers Watson to provide management with performance data for the relative TSR calculation under the Company’s LTIP and to estimate the grant date fair value of the LTIP performance share awards with a TSR metric.

CEO’s Role in the Compensation-Setting Process. The CEO, with input from Pearl Meyer, makes recommendations to the Committee regarding compensation for the other NEOs. The CEO participates in Committee meetings at the Committee’s request to provide background information regarding our strategic objectives and to evaluate the performance of and make compensation recommendations for the other NEOs. The Committee utilizes the information provided by the CEO along with other information from within the Company, input from its independent compensation consultant, and the knowledge and experience of the Committee members in making compensation decisions. The Chair of the Committee recommends the CEO’s compensation to the Committee in executive session, not attended by the CEO.

Annual Evaluation. The Committee annually evaluates the performance of the NEOs with the input from the CEO and, in executive session, evaluates the performance of the CEO and determines the annual incentive bonuses for all NEOs for the prior fiscal year. The Committee also approves the NEOs’ performance objectives for the current fiscal year, reviews and, if appropriate, adjusts their base salaries and annual incentive plan targets, and considers and approves LTIP grants.

Performance Objectives. The Committee approved performance objectives for fiscal 2024 based, in part, on an active dialogue with the CEO regarding strategic objectives and performance targets. Metrics are tied to our strategic and business plans and to annual budgets reviewed by the full Board.

Metrics and targets are analyzed and tested for reasonableness prior to Committee approval at the beginning of the performance period. The Committee actively evaluates the appropriateness and rigor of the financial measures used in incentive plans and the degree of difficulty in achieving specific performance targets. As part of this evaluation, the Committee compares prior year metrics and results and also considers market and business conditions when the targets are established. The Committee believes that consideration of these factors is needed to ensure that targets are aligned with the desired degree of difficulty. The following flowchart provides an overview of the Committee’s process in setting performance goals.

Setting Performance Goals

DEVELOP PLAN DESIGN & METRICS	DEVELOP TARGETS	APPLY RIGOR
Align Metrics with Company Goals	Link Pay and Performance	Test and Review

¾

Tie to strategic plan and to creation of long-term shareholder value

¾

Select short-term metrics that are key to achievement of longer-term goals

¾

Link long-term metrics to increased shareholder value over performance period

¾

Avoid duplication

	¾ Provide appropriate incentives and stretch goals without excessive risk-taking ¾ Review operating plans and forecasts ¾ Consider peer, market, and other external data	¾ Stress test targets ¾ Assess appropriate degree of difficulty ¾ Consider competitive landscape, market conditions, and realistic scenarios ¾ Review and iterate

Competitive Market Overview

While the Committee does not believe that it is appropriate to establish compensation levels based solely on benchmarking, it believes that information regarding pay practices at peer companies is useful in two respects. First, the Committee recognizes that our compensation practices must be competitive in order to recruit and retain talented executives, and reviewing market pay practices provides a framework for assessing competitiveness. Second, marketplace information is one of the many factors that the Committee considers in assessing the reasonableness of compensation. Although the Committee considers compensation levels for executive officers of other companies, it does not mechanically apply the data but rather engages in a rigorous quantitative and qualitative review and weighing of the competitive information with other Company and individual performance factors, such as our specific business strategy, financial situation, specific duties and responsibilities, and performance, in making its compensation determinations.

There are few, if any, direct public market peers of an equivalent size. Accordingly, determining market comparisons requires a review of companies in metals and auto recycling and in steel manufacturing, as well as companies in commodity-driven, service-based businesses with a focus on environmental sustainability, and in broader industrial and financial markets from which we attract executive talent. In addition, as we interface with customers around the world, we seek specialized and top caliber executive officers from the broad national

32 2024 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

and international business executive pools. Proxy data from relevant companies, as well as input from the Committee’s compensation consultant, are utilized. Total compensation is periodically compared to the competitive market in setting compensation for executive officers.

The Committee has established a separate performance peer group for purposes of the relative TSR metric in our fiscal 2024 performance share awards. In developing the performance peer group, we used a quantitative and qualitative approach similar to that used for selecting the compensation peer group while adding companies viewed as traditional peers who, for reasons of size, may not be appropriate for purposes of comparing compensation.

For fiscal 2024, we removed Coeur Mining, Inc. and Hecla Mining Co. from both the compensation and performance peer groups, and removed Arch Resources, Inc. from the compensation peer group, in each case due to misalignment with the Company’s business focus. We added three companies, Cabot Corp., Enviri Corp., and Tronox Holdings, to both the compensation and performance peer groups for fiscal 2024 as compared to fiscal 2023 primarily to align the peer groups with the Company’s size and business strategy. The following table shows the companies in the compensation and performance peer groups used in fiscal 2024:

	Fiscal 2024 Compensation Peer Group	Fiscal 2024 Performance Peer Group
ATI Inc.	X	X
Arconic Corporation	X
Cabot Corporation	X	X
Carpenter Technology Corporation	X
Century Aluminum Co.	X	X
Cleveland-Cliffs Inc.		X
Commercial Metals Co.	X	X
Enviri Corporation	X	X
Gerdau S.A.		X
Kaiser Aluminum Corporation	X
Metallus Inc. (f/k/a TimkenSteel Corp.)	X
Minerals Technologies Inc.	X	X
Nucor Corporation		X
Ryerson Holding Corporation	X
Sims Metal Management Ltd.	X	X
Steel Dynamics Inc.		X
SunCoke Energy Inc.	X	X
Tronox Holdings	X	X
United States Steel Corporation		X
Worthington Industries, Inc.	X

2024 PROXY STATEMENT 33

COMPENSATION DISCUSSION AND ANALYSIS

Structure of Compensation Program

Our executive compensation program consists of the items described below.

	Program	Purpose	Relevant Performance Metrics
ANNUAL	Base Salary	To provide a competitive foundation and fixed rate of pay for the position and associated level of responsibility	Not Applicable
	Annual Performance Bonus Program (APBP) for CEO	To incentivize CEO achievement of annual operating, financial, management and strategic objectives	Adjusted EPS Adjusted EBITDA EH&S1 Adjusted Operating Cash Flow Strategic Objectives
	Annual Incentive Compensation Plan (AICP) for other NEOs	To incentivize achievement of annual operating, financial, and management goals	Adjusted EPS Adjusted EBITDA EH&S1 Adjusted Operating Cash Flow
LONG-TERM	Restricted Stock Units	To focus NEOs on long-term shareholder value creation	Absolute share price appreciation
	Performance Share Awards	To focus NEOs on achievement of financial goals and long-term shareholder value creation	Volume Growth Relative TSR

1	Reflects DART, TCIR and multiple environmental and safety performance activities.

For performance shares awarded in fiscal 2024, the performance period is three years, and the following metrics are utilized:

▶	Volume Growth against specific targets over the three-year period (50% weighting); and
▶	Relative TSR against a peer group of companies with similar financial and operational characteristics (50% weighting).

Working with its independent compensation consultant, the Committee determined that (1) Volume Growth, which measures the Company’s ferrous and nonferrous metal sales, is a key long-term strategic initiative supporting the generation of operating leverage to achieve margin expansion, and (2) relative TSR provides alignment with the experience of shareholders.

The Committee believes that our compensation programs provide an appropriate balance between:

▶	fixed and at-risk pay; and
▶	short-term and long-term incentives.

While the Committee focuses on the total compensation opportunity for the NEO and not on a specific percentage of total compensation for any particular element, a substantial portion of the compensation opportunity beyond base salary is at-risk and must be earned based upon achievement of annual and long-term performance goals. The proportion of compensation designed to be delivered in base salary versus variable pay depends on the NEO’s position and the opportunity for that position to influence performance outcomes; the relative levels of compensation are based on differences in the levels and scope of responsibilities of the NEOs. Generally, the more senior the level of the NEO and the broader their responsibilities, the greater the amount of pay opportunity that is variable.

The relationship between fixed and variable pay in our compensation program is illustrated by the following charts, which show (i) the relative portions of base salary, target annual incentive, and target value of equity awards that, in aggregate, comprised the fiscal 2024 target total direct compensation of our CEO and our other NEOs, and (ii) the relative portions of base salary, actual annual incentive, and grant date fair value of the equity awards that, in aggregate, comprised the fiscal 2024 actual total direct compensation of our CEO and our other NEOs.

34 2024 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

CHIEF EXECUTIVE OFFICER - TOTAL DIRECT COMPENSATION - FISCAL 2024

NAMED EXECUTIVE OFFICERS OTHER THAN THE CEO - TOTAL DIRECT COMPENSATION - FISCAL 2024

Components of Compensation

Base Salary. Base salaries paid to NEOs are intended to attract and retain highly talented individuals. The Committee reviews the base salaries of our NEOs on an annual basis. Base salaries for NEOs are established on the basis of their individual performance and relevant business skills, scope of duties, and sustained contributions to our success, as well as competitive information as to similar positions in other relevant companies, taking into consideration relative company size and geographic location.

For fiscal 2024, the base salaries for the CEO and Mr. Peach were unchanged from the prior year. Effective November 2023, the Committee approved salary increases for Messrs. Gaggini, Heiskell, Souza, and Vaughn of 15.5%, 3.6%, 2.9% and 3.6%, respectively.  In particular, in approving Mr. Gaggini’s salary increase, the Committee considered Mr. Gaggini’s expanded responsibilities as well as competitive market information.

Annual Incentive Programs. The Committee approves annual performance-based compensation under the CEO’s employment agreement and, for the other NEOs, under the AICP, as described below. A target bonus, expressed as a percentage of either base salary as of the end of the fiscal year or base salary paid during the fiscal year, is established for each NEO. The CEO’s target bonus percentage is specified under her employment agreement (see “Employment Agreement”). For other NEOs, the Committee annually reviews the target bonus percentages and approves any adjustments, which generally take effect immediately and apply on a prorated basis to bonuses payable for the current fiscal year.

2024 PROXY STATEMENT 35

COMPENSATION DISCUSSION AND ANALYSIS

Annual Performance Bonus Program for the CEO. The employment agreement between the Company and the CEO provides for an annual bonus program consisting of two parts: a bonus based on achievement of Company financial performance goals and a bonus based on achievement of management objectives, each of which comprises 50% of the total bonus. The total target bonus opportunity under both components for each fiscal year is stated in her employment agreement to be 150% of her base salary as of the fiscal year-end, with half of the total target bonus allocated to each part. The CEO’s employment agreement also provides that the maximum bonus payment is 3x target. The CEO’s target bonus percentage and maximum bonus percentage have remained unchanged since May 2011. The CEO’s average payout multiples under the APBP for the prior three and five fiscal years, inclusive of fiscal 2024, were 0.4x and 1.0x, respectively.

For the financial performance component of the CEO’s annual bonus program, the Committee established adjusted EBITDA and adjusted EPS as the relevant metrics for fiscal 2024.

For the management objectives component of the CEO’s annual bonus program, the Committee selects key objectives, the successful completion of which it believes will tie most closely to the achievement of the Company’s strategic objectives and be linked to the creation of long-term shareholder value. While the Committee believes that maintaining consistency in the objectives established from year-to-year is important, it makes changes as warranted by the Company’s strategic priorities and the overall market environment.

The Committee established three management objectives for fiscal 2024:

▶

Improving the Company’s safety performance and advancing the Company’s EH&S culture by measuring leading environmental and safety performance activities, reflecting our ongoing, multi-year focus in this area.

▶	Achieving operating cash flow targets as a reflection of financial performance and efficient working capital management.
▶

Executing certain strategic objectives, including among other things, optimizing the Company’s operating platform, advancing the Company’s growth strategies and investments, evolving the Company’s organizational structure, and implementing leadership development strategies and changes. The Committee determined that these objectives are strategically important for our business platform, and the focus on these metrics in the CEO’s fiscal 2024 annual bonus program reflects the vital role the CEO’s leadership plays in ensuring execution of the Company’s strategic plan. Measurement of the achievement of these strategic objectives by the Committee is based on the annual performance evaluation of the CEO.

The Committee chose these management and strategic objectives because it considered achievement of such goals to be critical to both the immediate and long-term profitability and success of the Company. In particular, the Committee assigned an overall APBP weighting of 20% of the CEO’s annual bonus performance program to the strategic objectives because they viewed achievement of those objectives not only as benefiting fiscal 2024 performance but also as being critical to future Company performance and shareholder value.

For fiscal 2024:

▶

Targets for adjusted EPS, adjusted EBITDA, and adjusted operating cash flow reflected significantly weakened and uncertain forecasted market conditions associated with the cyclicality of our business. Actual market conditions in fiscal 2024 were materially lower than the assumptions used when the targets were set.

▶

The EH&S metric targets were based on improvements from selected historical levels, progress toward our multi-year safety goals and industry benchmarks, and our ongoing focus on improving the scope, quality, and effectiveness of these metrics.

▶

The EH&S performance and adjusted operating cash flow metrics in the annual incentive plans would be capped at 0.5x if adjusted EPS were negative and at 1.0x if adjusted EPS were positive but below 0.25x of target.

As noted above, market conditions, including pricing, demand, and supply flow, weakened during fiscal 2024, resulting in actual market conditions being significantly below those forecasted. While we successfully progressed our productivity and strategic growth initiatives during the fiscal year, the rigor of the Committee’s target setting is amply demonstrated by the fiscal 2024 annual incentive compensation payout multiple for the NEOs, including the CEO, being 0.08x.

Fiscal 2024 APBP Results

▶

Challenging market conditions in fiscal 2024 adversely impacted the achievement of adjusted EPS and adjusted EBITDA targets. The significantly lower price environment for finished steel products and ferrous recycled metals, as well as the impact of constrained scrap metal supply flows, had a significant adverse impact on the Company’s overall financial results. The calculated multiple for the financial performance component of the APBP for fiscal 2024 was 0.0x.

Stronger performance on the management objectives component (comprised of adjusted operating cash flow, EH&S performance, and strategic objectives metrics) was driven in large part by the CEO’s above target performance under the strategic objectives metric, reflecting her ability to ensure progress on strategic initiatives and the resiliency of the Company’s operations in the face of weakening market conditions by effectively managing what could be controlled in the short-term while continuing to execute on the

36 2024 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Company’s longer-term initiatives. Both the calculated multiple for the management objectives component and the overall calculated payout multiple of the APBP for fiscal 2024 was 0.58x.

Notwithstanding the CEO’s above target performance under the strategic objectives metric, our CEO requested, and the Committee agreed, to exercise discretion and reduce the CEO’s APBP payout multiple to the same multiple as was calculated for the other NEOs, representing a voluntary reduction in the amount of bonus earned and a payout multiple equivalent to 0.08x. The APBP bonus payout is included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table.”

Some highlights of the CEO’s performance under the strategic objectives metric included:

▶

Cost Savings and Productivity Improvements that we undertake as part of our continuous improvement culture where our focus is on efficiencies in processing, procurement, and pricing. During fiscal 2024, we successfully implemented a $70 million annual cost savings and productivity improvement program. In the fourth quarter of fiscal 2024, we achieved substantially the full quarterly run rate of the targeted annual benefits associated with our fiscal 2024 initiatives.

▶

Solid Volume Performance, with year-over-year growth in sales volumes for recycled metals. During fiscal 2024, we increased ferrous sales volumes by 3% year-over-year, as the impact of the tight supply flow environment was more than offset by an increase in volumes from recycling services, and we grew nonferrous sales volumes by 1% year-over-year.

▶

Expansion of 3PR™ Third Party Recycling Services to drive top-line revenue growth and meet the increasing demand for recycled metals. Our 3PR™ services cater to the growing demand from companies, organizations, and other entities to enhance recycling rates and material recovery. In fiscal 2024, our 3PR™ services expanded to include customers nationwide and processed a growing array of material types, including ferrous and nonferrous metals, mixed plastics, wood pallets, and cardboard.  In fiscal 2024, our 3PR™ services contributed over 10% of total sales volumes for recycled metals.

▶

Technology Investments in AMRTS at the Company’s major recycling operations to enable us to extract more nonferrous metals, including copper and aluminum, from our shredding activities. Our fiscal 2024 benefited from the contribution to performance from these systems, and we now have 11 of the 13 systems operational or in the ramp-up stage as of the end of fiscal 2024, with two remaining subject to permitting. We expect to see a trend of increasing returns from these investments in the remainder of calendar 2024 and target full ramp-up of the permitted systems by early calendar 2025.

▶	100% Net Carbon-free Electricity Usage. We achieved 100% net carbon-free electricity usage across our recycling operations for the fourth consecutive year.
▶

Global Recognitions. In 2024, we were recognized as one of the World’s Most Ethical Companies ® by Ethisphere for the tenth consecutive year. We were also included on Corporate Knights’ Global 100 List of the Most Sustainable Corporations in the World for the third consecutive year and received certification for the fourth consecutive year as a Great Place to Work®, reflecting employee engagement and positive employee experiences as evidenced by the results of the Trust Index Survey administered by GPTW.

▶

Sustainability Rating and Leadership Recognition. Since 2023, we have maintained a AAA rating by MSCI, citing our leading performance as compared to industry peers in safety, corporate governance, and environmental management. MSCI is a leading provider of research, data, and rating systems that help investors make important choices about how to analyze various investments and build effective portfolios. The Company continues to be recognized by the Carbon Disclosure Project (CDP), a not-for-profit organization that provides a global disclosure system for investors, companies, cities, states, and regions to measure their environmental impacts.

▶

Building a Brighter Future and Expanding Radius (formerly Schnitzer) Academy. Since the launch of our Building a Brighter Future learning curriculum, more than 4,900 courses have been completed—and 10% of those participating in available courses over the last 12 months have been promoted within our Company. The goal of the Building a Brighter Future initiative is to provide all our employees with access to learning and development training programs and online courses that can enhance individual performance and strengthen leadership skills. In the fall of 2021, we launched Schnitzer Academy, a three-year partnership with several local high schools and community colleges in Oakland and Sacramento, California that offers educational resources, hands-on training, and student loan reimbursement for students interested in the metals recycling industry. In fiscal 2023, we re-branded to Radius Academy and expanded our program to include partnerships with City Baptist High School in Hammond, Indiana and Georgia Piedmont Technical College in Lithonia, Georgia. In fiscal 2024, we extended Radius Academy to include schools in Salem, Oregon, and Boston, Massachusetts. These two new partnerships will become operational in fiscal 2025 and extend our partnership with schools to offer educational resources, hands-on training, and student loan reimbursement to a growing population of students in the communities in which we operate as we work to bring talented individuals to the metals and auto recycling and steel manufacturing industry and offer pathways to careers at our Company.

2024 PROXY STATEMENT 37

COMPENSATION DISCUSSION AND ANALYSIS

The following table shows the fiscal 2024 APBP goals and the results of each goal:

	Financial Performance Goal and Management Objectives						Payout
Metric	0.0x	0.25x	1.00x	2.00x	3.00x	Results	Multiple	Weighting	Total
Adjusted EPS[1]	$(0.90)	$(0.69)	$0.64	$1.61	$2.64	$(2.27)	—	25%
Adjusted EBITDA (in millions)[2]	$90	$97	$147	$183	$221	$43	—	25%
EH&S:
TCIR	2.12	2.07	1.48	1.38	1.31	1.78
DART	1.45	1.42	1.16	1.09	1.04	1.19
EH&S Scorecard	65%	75%	90%	N/A	N/A	85%
EH&S Average Multiple[3]							.50	15%
Adjusted Operating Cash Flow (in millions)[4]	$73	$79	$126	$154	$187	$(40)	—	15%
Strategic Objectives[5]							2.50	20%
Calculated Payout Multiple									.58
Earned Payout Multiple[6]									.08

1	Adjusted EPS for fiscal 2024 was defined as the Company’s reported diluted loss per share for fiscal 2024 before significant non-recurring and extraordinary items and the cumulative effects of changes in accounting principles, adjusted to eliminate the impact of the following items: charges in fiscal 2024 for the impairment of goodwill or other assets (“Impairments”); changes in environmental liabilities recorded in fiscal 2024 in connection with the Portland Harbor Superfund Site or certain other sites (the “Sites”) for investigation and remediation costs and natural resource or other damage claims (“Environmental Accruals”); the fines, penalties, indemnities, fees, costs and expenses incurred in fiscal 2024 in connection with the Sites (net of any insurance or other reimbursements and excluding Environmental Accruals) (“Environmental Expenses”); restructuring charges and other exit-related expenses taken by the Company in fiscal 2024 (“Restructuring Charges”); any impacts on net income, including financing charges, in fiscal 2024 as a result of any business acquisitions or business combinations completed or reviewed (including incremental costs incurred solely as a result of the transaction, whether or not consummated) in fiscal 2024 (“Acquisition Items”); any charges to reduce the recorded value of any inventory to net realizable value in connection with significant macroeconomic events (“NRV Charges”); any contributions in fiscal 2024 related to electric vehicle (“EV”) battery recycling ventures, including pre-startup business development expenses (“EV Contributions”); impact in fiscal 2024 of new or amendments to, or changes in interpretations of existing, environmental laws, regulations or standards, on capital expenditures, implementation costs thereof and any related fines and penalties (“Regulatory Impacts”); any impacts in fiscal 2024 resulting from major changes in federal or state tax laws (“Tax Reform”); and the discrete income tax impact of the foregoing adjustments as certified by the Audit Committee based on recommendation of the Company’s CFO (“Tax Impacts”).
2	Adjusted EBITDA for fiscal 2024 was defined as the Company’s reported earnings before interest, taxes, depreciation and amortization for fiscal 2024 before significant non-recurring and extraordinary items and the cumulative effects of changes in accounting principles, adjusted to eliminate the impact of the following items: Impairments; Environmental Accruals; Environmental Expenses; Restructuring Charges; Acquisition Items; NRV Charges; EV Contributions; Regulatory Impacts; Tax Reform; and Tax Impacts.
3	The EH&S payout multiple was calculated at 0.77x prior to the application of the metric being capped based on negative adjusted EPS, resulting in the payout limitation of 0.50x. The application of this cap also effectively reduced the total calculated payout multiple from 0.62x to 0.58x.
4	Adjusted operating cash flow for fiscal 2024 was defined as the Company’s net cash provided by operating activities for fiscal 2024 before significant non-recurring and extraordinary items and the cumulative effects of changes in accounting principles, adjusted to eliminate the cash impact of the following items: Environmental Expenses; Restructuring Charges; Acquisition Items; EV Contributions; Regulatory Impacts; Tax Reform; and Tax Impacts.
5	See “Fiscal 2024 APBP Results” above for a discussion of the strategic objectives metric.
6	Notwithstanding the CEO’s above target performance under the strategic objectives metric, our CEO requested, and the Committee agreed, to exercise discretion and reduce the CEO’s payout multiple to the same multiple as was calculated for the other NEOs.

38 2024 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Fiscal 2024 AICP Results for Other NEOs

Our NEOs, other than the CEO, participate in the AICP.

▶	The AICP recognizes overall Company performance and EH&S scorecard performance.
▶	Target bonuses based on a percentage of actual base salary paid during the fiscal year are established for the applicable NEO under the AICP.
–

Target bonus percentages remained unchanged for fiscal 2024 for Messrs. Peach and Heiskell at 100% and for Mr. Vaughn at 80%, and, to recognize their expanded responsibilities, increased for Mr. Gaggini (from 80% to 85%) and Mr. Souza (from 70% to 80%).

–	Differences in target bonus percentages among the NEOs reflect their varying levels of responsibility, expertise, experiences, development within roles, and positions within the industry.

For fiscal 2024, the Committee established a series of performance targets based on the Company’s adjusted EPS, adjusted EBITDA, EH&S, and adjusted operating cash flow, which utilized the same adjustments as in the fiscal 2024 APBP. Consistent with the metrics used in the fiscal 2024 APBP, the Committee determined to use adjusted operating cash flow and EH&S performance as the other operating metrics for the fiscal 2024 AICP to complement the financial metrics. Also consistent with the fiscal 2024 APBP, the EH&S performance and adjusted operating cash flow metrics under the fiscal 2024 AICP would be capped at 0.5x in the event adjusted EPS were negative, and at 1.0x if adjusted EPS were positive but below threshold (0.25x). For additional discussion on the target levels set for each of the fiscal 2024 AICP performance goals, see the discussion under the fiscal 2024 APBP on page 36.

The following table shows the fiscal 2024 AICP performance goals and the results of each goal:

	Performance Goals				Payout
Metric	0.25x	1.00x	2.00x	Results	Multiple	Weighting	Total
Adjusted EPS	$(0.69)	$0.64	$1.61	$(2.27)	—	25%
Adjusted EBITDA (in millions)	$97	$147	$183	$43	—	35%
EH&S:
TCIR	2.07	1.48	1.38	1.78
DART	1.42	1.16	1.09	1.19
EH&S Scorecard	75%	90%	N/A	85%
EH&S Average Multiple[1]					.50	15%
Adjusted Operating Cash Flow (in millions)	$79	$126	$154	$(40)	—	25%
Earned Payout Multiple							.08

1	The EH&S payout multiple was calculated at 0.77x prior to the application of the metric being capped based on negative adjusted EPS, resulting in the payout limitation of 0.50x. The application of this cap also effectively reduced the total earned payout multiple from 0.12x to .08x.

The following table summarizes the overall AICP payouts:

Named Executive Officer	Payout[1]
Stefano R. Gaggini	$41,846
Steven G. Heiskell	$47,781
Brian Souza	$41,915
James Matthew Vaughn	$36,185
Richard D. Peach	$51,644

1	These amounts are included in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” for each of these NEOs.

2024 PROXY STATEMENT 39

COMPENSATION DISCUSSION AND ANALYSIS

Long-Term Incentive Program

LTIP awards are made by the Committee pursuant to our Policy on Employee Equity Awards, which sets forth the process for granting equity awards. LTIP awards made to NEOs are generally based on grant guidelines expressed as a percentage of salary. Grant guidelines for NEOs other than the CEO are developed each year based on a review of (a) market-based LTIP grant levels, as assessed by both the Committee and its independent compensation consultant, (b) prior year grant levels, and (c) CEO recommendations, taking into account Company performance and internal pay equity considerations, including the relative scope of the business responsibilities of each NEO, the markets in which his or her business segment operates, and his or her individual performance. Grant guidelines for the CEO are developed each year by the Committee based on a review of market-based LTIP grant levels, prior year grant levels, and an exercise of its discretion, taking into account CEO performance. Our practice generally has been to determine annual LTIP award levels and to make grants in November of each fiscal year. The grant date fair values of LTIP awards made to each of our NEOs are disclosed in the “Stock Awards” column of the “Summary Compensation Table”.

LTIP award values are split equally between RSUs (time-vested awards) and performance shares (performance-based awards). In determining the 50/50 split between RSUs and performance shares, the Committee considered several factors, including (i) the relatively longer five-year vesting period of the Company’s RSUs as compared to the typical three-year vesting schedule for restricted stock and stock options adopted by our peers; and (ii) the cyclical nature of our business, which makes it difficult to assess forward-looking performance.

Fiscal 2024 Grants. The LTIP award level approved in fiscal 2024 for the CEO was 280% of her base salary at the time of the award. The grant levels for the other NEOs as a percentage of base salary were 110% for Mr. Gaggini, 136% for Mr. Heiskell, 79% for Mr. Souza, 88% for Mr. Vaughn, and 136% for Mr. Peach. These grants placed the officers at the levels deemed by the Committee to be appropriate and reasonable in light of market conditions and their respective performance, expertise, experience, and development within roles and responsibilities. In designing the LTIP, the Committee sought to make awards within a broad range on either side of the market median to individualize the award to the level of responsibility and performance of the recipient.

RSUs. The objective of RSUs is to align executive and shareholder long-term interests by creating a strong and direct link between executive compensation and shareholder return and to create incentives for NEOs to remain with the Company for the long term. Awarded RSUs generally vest over five years. Since fiscal 2007, we have granted RSUs instead of stock options to NEOs and other key employees to increase the equity ownership of senior management and provide a time-based incentive that the Committee believes better meets its retention and incentive philosophies. See “All Other Stock Awards: Number of Shares of Stock or Units” in the “Grants of Plan-Based Awards in Fiscal 2024” table.

Performance Shares. Performance-based long-term incentive awards payable in our common stock are designed to focus our NEOs on the achievement of long-term objective performance goals established by the Committee and vest only to the extent those performance goals are met. Because awards are based on a three-year performance period, they maximize the leverage of both short- and long-term performance. The impact of a single year’s performance is felt in each of three performance share grants that are outstanding at any given time, so that strong performance must generally be sustained every year in order to provide favorable payouts. This element of executive compensation closely connects NEOs to the Company’s financial and stock performance over the short- and long-term.

A participant generally must be employed by us on the October 31 following the end of the performance period to receive an award payout, although adjusted awards, pro-rated based on the period of employment during the performance period, will be paid subject to the terms of the applicable award agreement if employment terminates earlier on account of death, disability, retirement, termination without cause after the first year of the performance period, or a sale of the Company. Awards will be paid in Class A common stock as soon as practicable after the October 31 following the end of the performance period. See the “Stock Awards” column in the “Summary Compensation Table” and “Estimated Future Payouts Under Equity Incentive Plan Awards” column in the “Grants of Plan-Based Awards in Fiscal 2024” table. Violation of certain non-competition covenants during the first year following termination of employment will trigger an obligation to repay any award paid out in the preceding year. In addition, performance share awards are subject to reduction, cancellation, forfeiture, or recoupment to the extent necessary to comply with the Clawback Policy adopted by our Board of Directors. See “Executive Officer Incentive Compensation Recoupment (“Clawback”) Policy” below.

Selection of Fiscal 2024-2026 Metrics for Performance Shares. For performance shares awarded in November 2023, the following metrics were utilized:

▶	Volume Growth against specific targets over the performance period; and
▶	TSR relative to a peer group of companies with similar financial and operational characteristics.

We believe Volume Growth, which measures our ferrous and nonferrous metal sales, is a key long-term strategic initiative supporting the generation of operating leverage to achieve margin expansion and improve overall performance. We believe relative TSR is an appropriate measure because it inherently reflects relevant financial and operational results as share price is a reflection of our current and expected future performance and directly links a significant portion of NEO compensation to shareholder value creation. In tandem, we believe that these two metrics drive the behaviors of our management team in ways that are intended to create the most value for our shareholders.

40 2024 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

The below chart summarizes the calculation and expected payouts under the relative Volume Growth and relative TSR metrics, respectively:

	Volume Growth	Relative TSR
Calculation

The Volume Growth metric is based on the average of the Volume Growth achieved by the Company in each of the three years of the performance period. Volume Growth for each year is equal to the number of thousands of long tons of ferrous and nonferrous metal sales, inclusive of ferrous tons transferred to the Company’s steel mill, by the Company for the year expressed as a percentage change from the prior year baseline amount. Volume Growth for the last fiscal year of the performance period will be adjusted to eliminate the impacts of business acquisitions or combinations completed in that fiscal year.

TSR, including reinvested dividends, is calculated for each year of the three-year performance period for the Company and each performance peer group company, except that for the first year of the performance period TSR is measured from the grant date of the award to the fiscal year end. The TSR of the Company and each of the performance peer group companies is then ranked based on their respective TSRs from lowest to highest. The average of the Company’s TSR percentile rank for each of the three fiscal years will then be used to determine the overall relative level of TSR performance.

Considerations

The Committee established the Volume Growth performance targets based on a variety of factors, including our strategic plans, recent historical performance, most recent forecasts and expected impacts of growth initiatives. In light of these factors, the Committee believes the three-year target established is challenging but achievable.

The Committee determined that using an average of the Company’s relative TSR for each year of the three-year performance period was warranted to limit the possibility of disproportionate payouts, either positive or negative, as a result of sharp stock price movements toward the end of the three-year performance period. The performance share award also contains a “positive TSR” modifier whereby if our absolute TSR is negative when measured over the full performance period, the maximum TSR payout factor is limited to 1.0x even if the relative TSR would have resulted in a greater payout factor. In addition, the performance share award contains an overall cap which provides that the maximum value (including stock price appreciation) of shares payable under the TSR metric at the time of payment is limited to 4.0x the value of the target number of shares under the TSR metric on the date of grant of the performance share award. See “The Executive Compensation Process – Competitive Market Overview” for the listing of performance peer group companies used in fiscal 2024.

Payout Factor	The Volume Growth payout level for the fiscal 2024-2026 awards will be determined as follows:	The relative TSR payout level for the fiscal 2024-2026 awards will be determined as follows:

*

We consider the Volume Growth targets for uncompleted performance periods to be confidential financial information, the disclosure of which would result in competitive harm to us because they would reveal information about our growth profile, which is not otherwise made public. As we have historically done, we will provide the targets and actual results for our fiscal 2024-2026 performance share awards in the Company’s proxy statement following completion of the performance period.

Fiscal 2022-2024 Results and Payouts. For fiscal 2022-2024 performance share awards, the following metrics, which were equally weighted, were utilized:

▶	Volume Growth against specific targets over the performance period; and
▶	ROCE against specific targets over the performance period.

2024 PROXY STATEMENT 41

COMPENSATION DISCUSSION AND ANALYSIS

Volume Growth (50% weighting). We designed our Volume Growth goals for the fiscal 2022-2024 performance share awards to provide 100% payout if the Company achieved an average Volume Growth of 11.2% over the three-year performance period. The performance targets and associated performance payout for the Volume Growth metric for the three-year performance period ended August 31, 2024 were as follows:

Fiscal Results		Payout Factor
2022:	5.4%
2023:	(4.4)%
2024:	2.5%
Average:	1.2%	0.0x

ROCE (50% weighting). We designed our ROCE goals for the fiscal 2022-2024 performance share awards to provide 100% payout if the Company achieved an average ROCE of 16.4% over the three-year performance period. The performance targets and associated performance payout for the ROCE metric for the three-year performance period ended August 31, 2024 were as follows:

Fiscal Results		Payout Factor
2022:	16.9%
2023:	3.7%
2024:	(3.6)%
Average:	5.7%	0.0x

Relative TSR Modifier.  Based on the 0.0x achievement for the ROCE and Volume Growth metrics for the fiscal 2022-2024 performance period, the relative TSR modifier was not applicable and no shares were issued to the NEOs under these awards as shown in the “Outstanding Equity Awards at Fiscal 2024 Year-End” table.

Executive Benefits. Our executive benefits are intended, along with base salary, to provide a competitive fixed pay foundation for the work being performed by the executive. NEOs are eligible to participate in benefit plans available to non-executive employees and to receive additional benefits as described below as part of the compensation package we believe is necessary to attract and retain the desired level of executive talent.

Non-Qualified Deferred Compensation Plan. We maintain a non-qualified Deferred Compensation Plan (“DCP”) intended to comply with Section 409A of the Internal Revenue Code that allows certain management level or highly compensated employees of the Company, including the NEOs, to defer receipt of their base salary, bonuses, and annual incentive compensation until a date or dates (or until the occurrence of specified events such as a separation from service or change in control) elected by the employee, in accordance with the terms of the plan. See “Fiscal 2024 Non-Qualified Deferred Compensation” for a further description of the DCP and information regarding compensation payable to the NEOs under the DCP.

Retirement Plans. We maintain 401(k) plans and a Pension Retirement Plan (the “Pension Plan”) for our employees, including the NEOs. The Pension Plan was “frozen” as of June 30, 2006, and no additional benefits have been accrued for participants since that date.

We also maintain a Supplemental Executive Retirement Bonus Plan (“SERBP”) in which the CEO participates. We have not added any participants to the SERBP since 2005. See “Pension Benefits at Fiscal 2024 Year End” for descriptions of the Pension Plan and the SERBP and information regarding benefits payable to the NEOs under the Pension Plan and the SERBP.

Change-in-Control Agreements. To ensure that we offer competitive compensation to our NEOs, and to attract and retain top executive talent, we offer severance benefits under change-in-control agreements as part of our executive compensation packages. The purpose of these agreements is to ensure that we will have the continued attention and dedication of our senior executives during a potential change in control. The Committee believes these agreements are in the best interest of shareholders by providing certainty as to what executives would receive in a change in control, enabling them to remain focused on the business during a period of uncertainty. In October 2008, the Committee approved an amended change-in-control agreement with Ms. Lundgren, which amended and restated her change-in-control agreement entered into in March 2006. In 2011, the Committee approved a revised form of change-in-control agreement, which does not include any tax gross-up provisions, and this form has been used for agreements with Messrs. Gaggini, Heiskell, Souza, and Vaughn. The specific terms of the change-in-control agreements and the potential benefits payable under the agreements are discussed under “Compensation of Executive Officers – Potential Payments Upon Termination or Change-in-Control” below. At the times the agreements currently in effect were approved, the Committee received advice from Pearl Meyer, and the Company received advice from Willis Towers Watson, that the terms were competitive and consistent with market practices.

42 2024 PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS

Indemnity Agreements. We have entered into indemnity agreements with each NEO pursuant to which we agree to indemnify such officer in connection with claims or proceedings involving the officer (by reason of serving as a director or officer of the Company or its subsidiaries), as provided in the agreement.

Other Benefits. Certain executive officers participate in a supplemental executive medical benefits plan which provides full coverage of certain medical and dental expenses (including deductibles and co-payments) not covered by our basic medical and dental plans.

Employment Agreement

We entered into an employment agreement with our CEO in connection with her initial employment. In October 2008, we entered into an amended and restated employment agreement with our CEO, which became effective on December 1, 2008 in connection with her becoming President and CEO, and which superseded the prior agreement. That agreement was further amended in June 2011 and July 2017.

Our CEO’s employment agreement governs the terms and conditions of her employment as CEO through December 1, 2027, provided that on December 1, 2025, and on each December 1 thereafter, the employment agreement automatically extends for an additional one-year period unless we or our CEO elects not to extend the term. Our CEO’s target bonus of 150% of year-end base salary and a maximum bonus payment of 3x target have remained unchanged since May 2011. The CEO’s average payout multiples under the APBP for the prior three and five fiscal years, inclusive of fiscal 2024, were 0.4x and 1.0x, respectively.

In the event that our CEO’s employment is terminated by us without cause, including our decision not to extend the term of the employment agreement, or by our CEO for good reason and not under circumstances that would give rise to severance payments to our CEO under her change-in-control agreement, our CEO would be entitled to receive severance and other benefits as described under “Potential Payments Upon Termination or Change-in-Control.” These benefits were negotiated as part of her original employment agreement in 2005.

Executive Officer Incentive Compensation Recoupment (“Clawback”) Policy

In November 2023, the Company revised its written policy addressing the recoupment of incentive-based compensation from current or former executive officers to ensure compliance with the requirements of the Dodd-Frank Act, Rule 10D-1 of the Exchange Act and Rule 5608 of the Nasdaq listing standards. Under the revised policy, upon the occurrence of an accounting restatement of the Company’s financial statements to correct an error, the CHR Committee must recoup incentive-based compensation that was erroneously granted, earned or vested to our current and former “officers” (as defined under Rule 16a-1 of the Exchange Act) based wholly or in part upon the attainment of any financial reporting measure, subject to limited exceptions. Recoupment will be required regardless of whether or not any of the covered officers engaged in fraud or misconduct or contributed to the restatement. A copy of our Clawback Policy was filed as Exhibit 97.1 to our Annual Report on Form 10-K for the year ended August 31, 2024.

Officer Stock Ownership Policy

To promote the long-term alignment of the interests of our officers and shareholders, we adopted the Officer Stock Ownership Policy. The policy requires each of our officers to accumulate ownership of Class A common stock with a value equal to the following multiples of base salary: CEO: 5x; Executive Vice Presidents: 3x; Senior Vice Presidents: 2x; and Vice Presidents: 1x. To reduce the impact of stock price fluctuations on an officer’s ongoing obligation to achieve and maintain compliance with this policy, shares purchased in the open market are valued at cost, shares acquired under RSUs or performance share awards are valued at the market price on vesting, and shares acquired under stock options are valued at the market price at the time of exercise of the option, and these values remain constant. Until the requisite level of ownership is achieved, officers are required to retain at least 50% of the shares (net of shares withheld to cover taxes or sold to cover the option exercise price and taxes) received under RSUs, stock options, and performance share awards. The policy also requires officers who have achieved compliance to thereafter maintain at least the minimum ownership level and to retain 50% of the net shares received thereafter under RSUs, stock options, and performance share awards for at least three years. Ms. Lundgren and Mr. Heiskell have each achieved the minimum ownership required, and each of the other NEOs was otherwise in compliance with the policy as of August 31, 2024.

Policies and Practices Related to the Grant of Certain Equity Awards Close in Time to the Release of Material Non-public Information

We do not grant stock options, SARs, or similar option-like instruments and, as such, do not have any policy or practice in place on the timing of awards of options, SARs, or similar option-like instruments in relation to the disclosure of material non-public information. If, in the future, we anticipate granting stock options, SARs, or similar option-like instruments, we may determine to establish a policy regarding how the Board determines when to grant such awards and how the Board or Committee will take material non-public information into account when determining the timing and terms of such awards.

2024 PROXY STATEMENT 43

COMPENSATION DISCUSSION AND ANALYSIS

Tax Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (“Section 162(m)”) imposes an annual deduction limit of $1 million on the amount of compensation paid to our NEOs. The policy of the Committee is to structure executive compensation to maximize the deductibility of compensation where feasible consistent with our overall compensation objectives. Preserving deductibility is not the only goal for the Company’s executive compensation program, however, and the Committee retains the discretion to award compensation that is non-deductible.

Committee Report

Compensation and Human Resources

The CHR Committee has:

▶	Reviewed and discussed the above section titled “Compensation Discussion and Analysis” with management; and
▶	Based on the review and discussion above, recommended to the Board that the “Compensation Discussion and Analysis” section be included in this proxy statement.

Compensation and Human Resources Committee*

RHONDA D. HUNTER	GREGORY R. FRIEDMAN	DAVID L. JAHNKE**

CHAIR

* Mr. Gregorio, a current member of the CHR Committee, was appointed to the Board of Directors effective November 1, 2024, and therefore did not review or otherwise participate in the matters that are the subject of this Compensation and Human Resources Committee Report for fiscal 2024.

**While not a current member of the CHR Committee, Mr. Jahnke served on the CHR Committee for the entirety of fiscal 2024 and participated in the review, discussion, and recommendation of the “Compensation Discussion and Analysis” section included in this proxy statement.

44 2024 PROXY STATEMENT

Compensation of Executive Officers

Summary Compensation Table

The following table sets forth certain information concerning compensation of the NEOs during the fiscal years ended August 31, 2022, 2023, and 2024.

						Change in
						Pension
					Non-Equity	Value and
					Incentive	Nonqualified
					Plan	Deferred
				Stock	Compensation	Compensation	All Other
		Salary	Bonus	Awards	Earnings	Earnings	Compensation	Total
Name and Principal Position	Year	($)	($)	($)[1]	($)[2]	($)[3]	($)[4]	($)
Tamara L. Lundgren	2024	1,200,766	—	3,348,791	143,540	152,469	67,309	4,912,875
Chairman, President and	2023	1,200,766	—	3,348,733	358,850	34,445	66,305	5,009,099
Chief Executive Officer	2022	1,200,766	—	4,185,969	1,776,306	—	66,841	7,229,882
Stefano R. Gaggini	2024	620,769	—	699,952	41,846	—	16,376	1,378,943
Senior Vice President and	2023	542,075	—	479,974	86,146	—	14,983	1,123,178
Chief Financial Officer	2022	496,410	—	599,883	370,339	—	14,423	1,481,055
Steven G. Heiskell	2024	578,275	—	789,959	47,781	—	16,176	1,432,191
Senior Vice President and	2023	561,988	—	789,946	111,967	—	15,071	1,478,972
President, Recycling Services	2022	561,988	—	987,437	559,835	—	14,796	2,124,056
Brian Souza	2024	633,908	—	499,965	41,915	—	16,463	1,192,251
Senior Vice President and
Chief Operations Management Officer(5)
James Matthew Vaughn	2024	568,269	68,869	499,965	36,185	—	16,124	1,189,412
Senior Vice President, General Counsel,	2023	552,115	251,410	479,974	85,292	—	15,019	1,383,810
Chief Compliance Officer and Corporate Secretary(6)
Richard D. Peach	2024	619,954	—	1,507,658	51,644	—	16,706	2,195,962
Former Executive Vice President and	2023	742,239	—	1,006,371	147,879	—	16,025	1,912,514
Chief Strategy Officer(7)	2022	742,239	—	1,257,890	739,395	—	15,817	2,755,341
1	Represents the aggregate grant date fair value of stock awards granted during each of the years computed in accordance with FASB ASC Topic 718. These amounts reflect the grant date fair value and may not correspond to the actual value that will be realized by the NEOs. Stock awards consist of RSUs and LTIP performance shares. The grant date fair value of the RSUs is equal to the value of the underlying shares based on the closing market price of the Company’s Class A common stock on the NASDAQ Global Select Market on the grant date. The grant date fair value of the LTIP performance share awards with a TSR market condition is estimated using a Monte-Carlo simulation model. The assumptions made in determining the values of the LTIP performance shares are disclosed in Note 14 of the Consolidated Financial Statements in our Annual Report on Form 10-K for fiscal 2024. If the maximum number of shares issuable under LTIP performance share awards had been used in this calculation in lieu of the target number of shares, the amounts in the table for fiscal 2024 would have been: Ms. Lundgren, $5,023,184; Mr. Gaggini, $1,049,918; Mr. Heiskell, $1,184,931; Mr. Souza, $749,939; Mr. Vaughn, $749,939; and Mr. Peach, $1,509,521.
2	Non-Equity Incentive Plan Compensation in fiscal 2024 consists of amounts paid under the AICP and the APBP. See “Compensation Discussion and Analysis – Annual Incentive Programs.”
3	Represents changes in the actuarial present value of accumulated benefits under the Pension Retirement Plan and the SERBP for fiscal 2024 using the same pension plan measurement date used for financial statement reporting purposes.
4	Includes for fiscal 2024, Company matching contributions of $13,200 to the account of each NEO under the 401(k) Plan. Includes for fiscal 2024, amounts paid for out-of-pocket medical expenses under the supplemental executive medical benefits plan to Ms. Lundgren of $48,940. Includes for fiscal 2024, premiums paid for life, disability and other insurance in the following amounts: Ms. Lundgren, $5,169; Mr. Gaggini, $3,176; Mr. Heiskell, $2,976; Mr. Souza, $3,263; Mr. Vaughn, $2,924; and Mr. Peach, $3,506.

5	Mr. Souza was not a NEO in fiscal 2023 or 2022.
6	During fiscal year 2024, Mr. Vaughn received a relocation bonus represented in the bonus column. Mr. Vaughn was not a NEO in fiscal 2022.
7	Effective July 2, 2024, Mr. Peach retired from his position as the Company’s Executive Vice President and Chief Strategy Officer. The Stock Awards column for fiscal 2024 includes the incremental fair value associated with the modification of applicable awards in connection with Mr. Peach’s retirement.

2024 PROXY STATEMENT 45

COMPENSATION OF EXECUTIVE OFFICERS

Grants of Plan-Based Awards in Fiscal 2024

								All Other
								Stock
		Estimated Possible Payouts Under			Estimated Future Payouts Under			Awards:	Grant Date
		Non-Equity Incentive Plan Awards[1]			Equity Incentive Plan Awards[2]			Shares	Fair Value
								Stock or	of Stock
		Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Awards
Name	Grant Date	($)	($)	($)	($)	($)	($)	(#)[3]	($)[4]
	11/10/2023				837,197	1,674,394	3,348,787		1,674,394
Tamara L. Lundgren	11/10/2023							71,586	1,674,397
		—	1,794,248	5,382,744
	11/10/2023				174,983	349,967	699,934		349,967
Stefano R. Gaggini	11/10/2023							14,963	349,985
		130,769	523,077	1,046,154
	11/10/2023				197,486	394,972	789,944		394,972
Steven G. Heiskell	11/10/2023							16,887	394,987
		149,317	597,266	1,194,532
	11/10/2023				124,987	249,973	499,947		249,973
Brian Souza	11/10/2023							10,688	249,992
		130,984	523,934	1,047,868
	11/10/2023				124,987	249,973	499,947		249,973
James Matthew Vaughn	11/10/2023							10,688	249,992
		113,077	452,308	904,616
	11/10/2023				251,583	503,166	1,006,332		503,166
Richard D. Peach	11/10/2023							21,513	503,189
	7/2/2024							34,172	501,303
		161,387	645,549	1,291,098

1	All amounts reported in these columns represent the potential incentive plan payable for performance in fiscal 2024 under the Company’s AICP or the APBP under the CEO’s employment agreement. The Committee annually approves target incentive plan levels as a percentage of either base salary as of the end of the fiscal year (for the CEO) or base salary actually paid during the fiscal year (for the other NEOs). The total target bonus percentage for Ms. Lundgren under the APBP remained unchanged for fiscal 2024 at 150%. For fiscal 2024, the target bonus percentages under the AICP for Messrs. Heiskell and Peach remained unchanged at 100%, for Mr. Vaugh remained unchanged at 80%, was 85% for Mr. Gaggini, and was 80% for Mr. Souza. For Messrs. Gaggini, Heiskell, Souza, and Vaughn, the Committee retained discretion to pay bonuses below the stated threshold and above the stated maximum amounts. See “Compensation Discussion and Analysis – Annual Incentive Programs.” Bonus amounts earned based on fiscal 2024 performance are included under the Non-Equity Incentive Plan Compensation column in the “Summary Compensation Table.”
2	All amounts reported in these columns represent LTIP performance share awards granted in fiscal 2024 under the Company’s respective LTIP award agreements and the potential incentive plan payable based on performance during fiscal years 2024, 2025 and 2026. See “Compensation Discussion and Analysis – Long-Term Incentive Program.”
3	Represents RSUs granted in fiscal 2024 under the Company’s Omnibus Incentive Plan. RSUs vest ratably over five years, subject to continued employment. Vesting may be accelerated in certain circumstances, as described under “Potential Payments Upon Termination or Change in Control.” Also includes the RSUs associated with the modification of awards in connection with Mr. Peach’s retirement.
4	Represents the aggregate grant date fair value of RSUs and LTIP performance share awards computed in accordance with FASB ASC Topic 718. The grant date fair value of the RSUs is equal to the value of the underlying restricted shares based on the closing market price of the Company’s Class A common stock on the NASDAQ Global Select Market on the grant date. The grant date fair value of the LTIP performance share awards with a TSR market condition is estimated using a Monte-Carlo simulation model. Also includes the incremental fair value associated with the modification of awards in connection with Mr. Peach’s retirement.

NARRATIVE DISCLOSURE TO SUMMARY COMPENSATION TABLE AND GRANTS OF PLAN-BASED AWARDS IN FISCAL 2024

We entered into an employment agreement with our CEO in connection with her initial employment. See “Compensation Discussion and Analysis – Employment Agreement” above for a description of the material terms of her employment agreement.

46 2024 PROXY STATEMENT

COMPENSATION OF EXECUTIVE OFFICERS

Outstanding Equity Awards at Fiscal 2024 Year End

The following table sets forth certain information concerning outstanding equity awards for each NEO as of August 31, 2024.

	Stock Awards
				Equity Incentive		Equity Incentive
				Plan Awards:		Plan Awards:
	Number		Market Value of	Number of		Market or Payout
	of Shares or		Shares or	Unearned Shares,		Value of Unearned
	Units of Stock		Units of Stock	Units or Other		Shares, Units or
	That Have Not		That Have Not	Rights That		Other Rights That
	Vested		Vested	Have Not Vested		Have Not Vested
Name	(#)[1]		($)[2]	(#)		($)[2]
	24,227	[3]	366,797	—		—
	34,010	[4]	514,911	—		—
	23,970	[5]	362,906	—		—
	42,124	[6]	637,757	—		—
Tamara L. Lundgren	71,586	[7]	1,083,812	—		—
	—		—	—	[8]	—
	—		—	—	[9]	—
	—		—	52,271	[10]	791,383
	3,024	[3]	45,783	—		—
	4,492	[4]	68,009	—		—
	3,436	[5]	52,021	—		—
	6,038	[6]	91,415	—		—
Stefano R. Gaggini	14,963	[7]	226,540	—		—
	—		—	—	[8]	—
	—		—	—	[9]	—
	—		—	10,925	[10]	165,405
	5,041	[3]	76,321	—		—
	7,076	[4]	107,131	—		—
	5,655	[5]	85,617	—		—
	9,937	[6]	150,446	—		—
Steven G. Heiskell	16,887	[7]	255,669	—		—
	—		—	—	[8]	—
	—		—	—	[9]	—
	—		—	12,330	[10]	186,676

2024 PROXY STATEMENT 47

COMPENSATION OF EXECUTIVE OFFICERS

	Stock Awards
				Equity Incentive		Equity Incentive
				Plan Awards:		Plan Awards:
	Number		Market Value of	Number of		Market or Payout
	of Shares or		Shares or	Unearned Shares,		Value of Unearned
	Units of Stock		Units of Stock	Units or Other		Shares, Units or
	That Have Not		That Have Not	Rights That		Other Rights That
	Vested		Vested	Have Not Vested		Have Not Vested
Name	(#)[1]		($)[2]	(#)		($)[2]
	2,016	[3]	30,522	—		—
	2,696	[4]	40,817	—		—
	2,148	[5]	32,521	—		—
	3,773	[6]	57,123	—		—
Brian Souza	10,688	[7]	161,816	—		—
	—		—	—	[8]	—
	—		—	—	[9]	—
	—		—	7,803	[10]	118,137
	6,038	[6]	91,415	—		—
	10,688	[7]	161,816	—		—
James Matthew Vaughn				—	[9]	—
				7,803	[10]	118,137
	6,452	[3]	97,683	—		—
	9,057	[4]	137,123	—		—
	7,204	[5]	109,069	—		—
	12,659	[6]	191,657	—		—
Richard D. Peach	21,513	[7]	325,707	—		—
	—		—	—	[8]	—
	—		—	—	[9]	—
	—		—	4,154	[10]	62,892

1	For RSU awards granted in fiscal 2021, 2022, 2023 and 2024, this number reflects RSUs that vest for 20% of the shares on October 31 of the year following the grant date and on October 31 of each of the next four years thereafter except as otherwise described below, becoming fully vested on the fifth October 31 of the year following the grant date, subject to continued employment and accelerated vesting under certain circumstances. For RSU awards granted during fiscal 2020, this number reflects RSUs that vest for 20% of the shares on April 30 of the year following the grant date and on April 30 of each of the next four years thereafter, becoming fully vested on the fifth April 30 of the year following the grant date, subject to continued employment and accelerated vesting under certain circumstances.
2	Market values of all shares are based on the closing market price of the Company’s Class A common stock on the NASDAQ Global Select Market on the last trading day of fiscal 2024.
3	This RSU award vests as to 100% of the shares on April 30, 2025.
4	This RSU award vests as to 50% of the shares on October 31 each year in 2024, and 2025.
5	This RSU award vests as to 33% of the shares on October 31 each year in 2024, 2025, and 2026.
6	This RSU award vests as to 25% of the shares on October 31 each year in 2024, 2025, 2026, and 2027.
7	This RSU award vests as to 20% of the shares on October 31 each year in 2024, 2025, 2026, 2027 and 2028.
8	Reflects LTIP performance shares under awards granted in the first quarter of fiscal 2022 that were subject to performance over the three-year performance period of fiscal 2022 through fiscal 2024. Vesting of these shares was also subject to continued employment until October 31, 2024. Share amounts in the table represent the number issuable based on actual performance through fiscal 2024.
9	Reflects LTIP performance shares under awards granted in the first quarter of fiscal 2023 that are subject to performance over the three-year performance period of fiscal 2023 through fiscal 2025. Vesting of these shares is also subject to continued employment until October 31, 2025. Share amounts in the table represent the number issuable based on actual performance through fiscal 2024 and target level of performance in the remainder of the performance period.
10	Reflects LTIP performance shares under awards granted in the first quarter of fiscal 2024 that are subject to performance over the three-year performance period of fiscal 2024 through fiscal 2026. Vesting of these shares is also subject to continued employment until October 31, 2026. Share amounts in the table represent the number issuable based on actual performance through fiscal 2024 and target level of performance in the remainder of the performance period.

48 2024 PROXY STATEMENT

COMPENSATION OF EXECUTIVE OFFICERS

Stock Vested in Fiscal 2024

The following table sets forth certain information concerning vesting of stock for each NEO during the fiscal year ended August 31, 2024.

	Stock Awards
	Number of
	Shares
	Acquired	Value Realized
	on Vesting	on Vesting
Name	(#)	($)[1]
Tamara L. Lundgren	187,812	4,137,054
Stefano R. Gaggini	24,563	541,821
Steven G. Heiskell	39,589	872,413
Brian Souza	15,223	335,042
James Matthew Vaughn	1,509	34,269
Richard D. Peach	50,645	1,116,022

1	The value realized on vesting is based on the closing market price of the Company’s Class A common stock on the NASDAQ Global Select Market on the vesting date.

Pension Benefits at Fiscal 2024 Year End

The following table sets forth certain information concerning accrued pension benefits for each NEO as of August 31, 2024.

				Present Value of	Payments During
			Number of Years of	Accumulated Benefit	Last Fiscal Year
Name	Age	Plan Name	Credited Service	($)[1,2]	($)
Tamara L. Lundgren	67	Pension Retirement Plan	19	54,272	—
		Suppl. Exec. Retirement Bonus Plan	19	2,165,814	—
Stefano R. Gaggini	53	Pension Retirement Plan	—	—	—
Steven G. Heiskell	55	Pension Retirement Plan	—	—	—
Brian Souza	55	Pension Retirement Plan
James Matthew Vaughn	52	Pension Retirement Plan	—	—	—
Richard D. Peach	61	Pension Retirement Plan	—	—	—

1	The Pension Retirement Plan Present Value of Accumulated Benefit in the above table represents the actuarial present value as of August 31, 2024 of each NEO’s frozen pension benefit, assuming commencement of benefit payments at age 65. Benefit accruals under that plan ceased when the plan was frozen on June 30, 2006, but years of service are still relevant for purposes of satisfying the five-year vesting requirement. The SERBP Present Value of Accumulated Benefit in the table above represents the actuarial present value as of August 31, 2024 of the CEO’s pension benefit calculated based on years of credited service and the maximum SERBP benefit level as of that date and assuming commencement of benefit payments one year from the determination date. Actuarial present values were calculated using a discount rate of 5.44% with respect to the Pension Retirement Plan and 4.83% with respect to the SERBP, and the PRI 2012 generational mortality tables with mortality improvement scale white collar MP-2021, the same assumptions used in the pension benefit calculations reflected in the Company’s audited consolidated balance sheet for the year ended August 31, 2024. See “Compensation Discussion and Analysis – Structure of Compensation Program – Executive Benefits – Retirement Plans.”
2	Ms. Lundgren is eligible to commence benefits under the SERBP once her employment ends. If she had retired on August 31, 2024, and begun receiving benefit payments, the present value of accumulated benefits for her as reflected in the above table for that plan would have been higher by $18,124.

Fiscal 2024 Non-Qualified Deferred Compensation

The Company’s Deferred Compensation Plan is a non-qualified plan intended to comply with Section 409A of the Internal Revenue Code that allows certain management level or highly compensated employees of the Company, including the NEOs, to defer receipt of their base salary, bonuses and performance-based compensation until a date or dates (or until the occurrence of specified events such as a separation from service or change in control) elected by the employee, in accordance with the terms of the plan. Deferral elections are generally irrevocable, subject to limited exceptions as permitted under Section 409A of the Internal Revenue Code. The Deferred Compensation Plan also permits the Company to make discretionary awards of additional deferred compensation amounts which may be subject to vesting terms as determined by the Company in its discretion.

Deferrals may be allocated by participants among hypothetical investment options presented by the plan’s administrator or, if no election is made, in a default alternative notional investment selected by the administrator.

2024 PROXY STATEMENT 49

COMPENSATION OF EXECUTIVE OFFICERS

The following table sets forth non-qualified deferred compensation activity for each NEO during fiscal 2024.

	Executive	SSI	Aggregate	Aggregate	Net
	Contributions	Contributions	Earnings	Withdrawals/	Activity
	In Last Fiscal	in Last Fiscal	In Last Fiscal	Distributions	in the Last
Name	Year ($)[1]	Year ($)	Year ($)[2]	($)	Fiscal Year
Tamara L. Lundgren	—	—	—	—	—
Stefano R. Gaggini	55,999	—	58,106	—	114,105
Steven G. Heiskell	50,000	—	25,941	—	75,941
Brian Souza	—	—	—	—	—
James Matthew Vaughn	—	—	—	—	—
Richard D. Peach	13,269	—	6,371	—	19,640

1	Amounts in this column are also included in the Summary Compensation table in the “Salary” and “Non-Equity Incentive Plan Compensation Earnings” columns for fiscal 2024.
2	These amounts are not included in the Summary Compensation table because plan earnings were not preferential or above market.

Defined Benefit Retirement Plans

Pension Retirement Plan. The Company’s Pension Plan is a defined benefit plan qualified under Section 401(a) of the Code. Persons who were non-union employees of the Company prior to May 15, 2006 are eligible to participate in the Pension Plan. Benefit accruals ceased on June 30, 2006. Generally, pension benefits become fully vested after five years of service and are paid in monthly installments beginning upon the later of retirement or age 65. Benefits accrued each year after August 31, 1986 and prior to June 30, 2006 in an amount equal to 2% of qualifying compensation earned in the applicable year. Qualifying compensation included base salary, subject to a legal limit for the year. Retirement benefits are payable at any time after termination of employment, subject to actuarial reduction for early start of payment before age 65. A participant may choose payment from various actuarial equivalent life annuity options or a lump sum. Death benefits are payable to a beneficiary in a lump sum; a surviving spouse may elect payment as a life annuity.

Supplemental Executive Retirement Bonus Plan. The SERBP was adopted to provide a competitive level of retirement income for certain executive officers selected by the Board. SERBP benefits become fully vested after five years of continuous service. The SERBP establishes an annual target benefit for each participant based on continuous years of service. The target benefit is an annual amount paid for the life of the employee, which is the lesser of (i) the product of 2.6% and the average of the participant’s five consecutive calendar years of highest compensation (“Final Average Compensation”) multiplied by years of continuous service, but in no event more than 65% of Final Average Compensation, or (ii) the product of $316,502 (subject to annual adjustment) multiplied by a fraction, the numerator of which is the employee’s continuous years of service and the denominator of which is the greater of the number of continuous years of service or 25. Compensation includes all cash compensation from an employer that participates in the SERBP, including salary and adjusted bonus, without taking into account voluntary reductions. Adjusted bonus means the lesser of (i) the bonus amount paid or (ii) 25% of salary during the period for which the bonus was earned. The target benefit is reduced by 100% of primary social security benefits and the Company-paid portion of all benefits payable under the Company’s qualified retirement plans to determine the actual benefit payable under the SERBP. The actual benefit will be paid as a straight life annuity or in other actuarially equivalent forms chosen by the participant commencing on the later of retirement or age 60. A participant who retires before age 60 with at least 10 years of continuous service will receive an early retirement benefit commencing on the later of retirement or age 55 equal to the normal retirement benefit reduced by 4% for each year by which commencement of benefits precedes age 60. The CEO is the only NEO who participates in the SERBP and has reached the normal retirement age under the SERBP.

Potential Payments Upon Termination or Change in Control

POTENTIAL PAYMENTS UPON A CHANGE IN CONTROL

The Company has entered into a change-in-control agreement with the CEO which provides certain benefits if her employment is terminated by the Company without “cause” or by her for “good reason” during a six-month period preceding a “change in control” of the Company or within 24 months after a “change in control” of the Company. In this agreement, “change in control” is generally defined to include:

▶	the acquisition by any person of 20 percent or more of the Company’s outstanding Class A common stock;
▶	the nomination (and subsequent election) of a majority of the Company’s directors by persons other than the incumbent directors; or
▶	the consummation of a sale of all or substantially all of the Company’s assets or an acquisition of the Company through a merger or share exchange.

50 2024 PROXY STATEMENT

COMPENSATION OF EXECUTIVE OFFICERS

“Cause” generally includes wilful and continued failure to substantially perform assigned duties or wilfully engaging in illegal conduct injurious to the Company, and “good reason” generally includes a change in position or responsibilities that does not represent a promotion, a decrease in compensation, or a base office relocation.

The Company has also entered into change-in-control agreements with the other NEOs which provide certain benefits if the officer’s employment is terminated by the Company without “cause” or by the officer for “good reason” within 18 months after a “change in control” of the Company. These agreements contain definitions of “change in control,” “cause,” and “good reason” which are substantially identical to those contained in the change-in-control agreement for the CEO.

The Company granted LTIP performance shares to the NEOs in fiscal 2022, 2023 and 2024 pursuant to which shares of Class A common stock will be issued based on the Company’s performance during the applicable performance periods relating to the awards. The award agreements relating to the LTIP performance shares provide for an accelerated payout of the performance shares upon a “Company sale,” which generally means a sale of the Company by means of a merger, share exchange or sale of substantially all of the assets of the Company. In addition, award agreements relating to all outstanding RSUs provide for accelerated vesting on a change in control of the Company (which has the same meaning as under the change-in-control agreements). An accelerated payout of LTIP performance shares and accelerated vesting of RSUs would occur even if the NEO’s employment was not terminated in connection with the Company sale or change in control.

The following table sets forth the estimated change-in-control benefits that would have been payable to each NEO, other than Mr. Peach, if a change in control (including a Company sale) had occurred on August 31, 2024 and, except as noted, each officer’s employment had been terminated on that date either by the Company without “cause” or by the officer with “good reason.”

				LTIP
	Cash		Restricted	Performance	Tax
	Severance	Insurance	Stock Unit	Shares	Gross-up	280G
	Benefit	Continuation	Acceleration	Acceleration	Payment	Cut-Back	Total
Name	($)[1]	($)[2]	($)[3]	($)[4]	($)[5]	($)[5]	($)
Tamara L. Lundgren	8,971,239	227,021	2,966,183	2,467,820	—	—	14,632,263
Stefano R. Gaggini	1,737,116	32,651	483,768	425,570	—	—	2,679,105
Steven G. Heiskell	1,765,899	29,833	675,184	582,133	—	—	3,053,049
Brian Souza	1,738,401	44,181	322,799	286,389	—	—	2,391,770
James Matthew Vaughn	1,533,462	43,678	253,231	276,577	—	—	2,106,948

1	Cash Severance Benefit. The change-in-control agreements provide for cash severance equal to a multiple (three for Ms. Lundgren and one and one-half for Messrs. Gaggini, Heiskell, Souza, and Vaughn) times the sum of (a) the officer’s base salary plus (b) the greater of (1) the average of the officer’s last three annual bonuses, except that for Ms. Lundgren the amount taken into account for any such bonus shall not exceed three times the target bonus for such year, or (2) the most recently established target bonus. The change-in-control agreements also provide for a payment of all or a portion of the annual bonus for the year in which termination occurs. The table above does not include a bonus payment for fiscal 2024 because bonuses earned for fiscal 2024 are included in the Summary Compensation Table and no additional amount would have been earned in fiscal 2024 if the officer had terminated employment as of August 31, 2024.
2	Insurance Continuation. If cash severance benefits are triggered, the change-in-control agreements also provide for continuation of Company paid life, accident, and medical insurance benefits for up to 36 months following termination of employment for Ms. Lundgren, and up to 18 months for Messrs. Gaggini, Heiskell, Souza, and Vaughn except to the extent similar benefits are provided by a subsequent employer. The amounts in the table above represent 36 or 18 months, as applicable, of life, accident, and medical insurance benefit payments at the rates paid by the Company for each of these officers as of August 31, 2024.
3	RSU Acceleration. All RSUs for all current NEOs will immediately vest on a change in control of the Company, whether or not the officer’s employment is terminated in connection with the change in control. Information regarding unvested RSUs held by the NEOs is set forth in the “Outstanding Equity Awards” table. The amounts in the table above represent the number of shares subject to unvested RSUs multiplied by a stock price of $15.14 per share, which was the closing price of the Company’s Class A common stock on August 30, 2024, the last trading day of fiscal 2024.
4	LTIP Performance Share Acceleration. Under the terms of the standard LTIP performance share award agreements, upon a Company sale, each NEO would receive a payout in an amount equal to the greater of (a) 100% of the target share amount or (b) the payout calculated as if the performance period had ended on the last day of the Company’s most recently completed fiscal quarter prior to the date of the Company sale, taking into account provisions in the award agreements for calculating performance for a shorter performance period and a partial year. The accelerated payouts would occur whether or not the officer’s employment was terminated in connection with the Company sale. The amounts in the table above represent the value of outstanding LTIP performance share awards that would vest and be paid out pursuant to the terms of the award agreements on a Company sale based on a stock price of $15.14 per share, which was the closing price of the Company’s Class A common stock on August 30, 2024, the last trading day of fiscal 2024.

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COMPENSATION OF EXECUTIVE OFFICERS

5	280G Tax Gross-up Payment and Cut-Back. If any payments to Ms. Lundgren in connection with a change in control are subject to the 20% excise tax on “excess parachute payments” as defined in Section 280G of the Code, the Company is required under the change-in-control agreements to make a tax gross-up payment to the NEO sufficient so that the NEO will receive benefits as if no excise tax were payable. In 2011, the Committee approved a revised form of change-in-control agreement, which does not include any tax gross-up provisions, and this form has been used for agreements with Messrs. Gaggini, Heiskell, Souza, and Vaughn. The change-in-control agreements for each of Messrs. Gaggini, Heiskell, Souza, and Vaughn therefore do not provide for any tax gross-up payment but do provide that if any payments to the NEO would be “excess parachute payments” the NEO’s benefits would be cut-back to 2.99 times the NEO’s “base amount” if it would result in a greater net after-tax benefit for the NEO.

POTENTIAL PAYMENTS UPON INVOLUNTARY TERMINATION OF EMPLOYMENT WITHOUT CAUSE OR VOLUNTARY TERMINATION OF EMPLOYMENT FOR “GOOD REASON” IN CIRCUMSTANCES NOT INVOLVING A CHANGE IN CONTROL

The following table sets forth the estimated benefits that would have been payable to the NEOs, other than Mr. Peach, under currently effective agreements if each officer’s employment had been terminated on August 31, 2024, either by the Company without “cause” or, with respect to certain benefits, by the officer for “good reason” in circumstances not involving a change in control.

				LTIP
	Cash		Restricted	Performance
	Severance	Insurance	Stock Unit	Shares
	Benefit	Continuation	Acceleration	Acceleration	Total
Name	($)[1]	($)[2]	($)[3]	($)[4]	($)
Tamara L. Lundgren	8,971,239	151,347	2,966,183	249,870	12,338,639
Stefano R. Gaggini	—	—	—	52,203	52,203
Steven G. Heiskell	—	—	—	58,940	58,940
Brian Souza	—	—	—	37,274	37,274
James Matthew Vaughn	—	—	—	37,274	37,274

1	Cash Severance Benefit. The CEO has entered into an employment agreement providing for, among other things, cash severance benefits if her employment is terminated by the Company without “cause” or by her for “good reason” in circumstances not involving a change in control. “Cause” and “good reason” generally have the same meaning as under the change-in-control agreements described above. The cash severance payment for the CEO is equal to three times the sum of base salary plus the greater of (1) the average of the last three annual bonuses, except that the amount taken into account for any such bonus shall not exceed three times the target bonus for such year, or (2) the most recently established target bonus. The employment agreement also provides for payment of a pro rata portion of the incentive bonus that she would have received if she had remained employed for the fiscal year in which the termination occurs (based on the portion of the year worked). The table above does not include a pro rata portion of the incentive bonus for fiscal 2024 because bonuses earned for fiscal 2024 are included in the Summary Compensation Table and no additional amounts would have been earned if the CEO had terminated employment as of August 31, 2024. These amounts are payable within 30 days after termination. Under the AICP, if an NEO (other than the CEO) were involuntarily terminated by the Company without “cause” (as determined by the Committee), the NEO would receive, at the time that bonuses under the program were determined and paid for other participants, a bonus based on the officer’s earnings for the portion of the year the participant was employed. For this purpose, the officer would be deemed to have satisfied the officer’s individual goals. The table above does not include bonus payments for fiscal 2024 because bonuses earned for fiscal 2024 are included in the Summary Compensation Table, and no additional amounts would have been earned if the officers had terminated employment as of August 31, 2024.
2	Insurance Continuation. If cash severance benefits are triggered under the CEO’s employment agreement, her employment agreement provides for continuation for up to 24 months of Company paid life, accident and health insurance benefits for the CEO and her spouse and dependents, and the amount in the table represents 24 months of such insurance benefit payments at the rates paid by us for the CEO as of August 31, 2024.
3	RSU Acceleration. If cash severance benefits are triggered under the CEO’s employment agreement, her employment agreement also provides that all RSUs will immediately vest. Information regarding unvested restricted stock units held by the CEO is set forth in the Outstanding Equity Awards table. The amount in the table above represents the number of shares subject to unvested RSUs multiplied by a stock price of $15.14 per share, which was the closing price of the Company’s Class A common stock on August 30, 2024, the last trading day of fiscal 2024.
4	LTIP Performance Shares Acceleration. Under the terms of the standard LTIP performance share award agreements, if an NEO’s employment is terminated by the Company without “cause” in circumstances not involving a Company sale after the end of the twelfth month of the applicable performance period and prior to the completion of the performance period and vesting date, the NEO would be entitled to receive a pro-rated award to be paid following completion of the performance period, taking into account the number of performance shares that would otherwise have been issued based on the actual performance during the entire performance period and the portion of the performance period the officer had worked. The officer is required to provide a release of claims in connection with such payout. For this purpose, “cause” generally means (a) the conviction of the officer of a felony involving theft or moral turpitude or relating to the business of the Company, (b) the officer’s continued failure to perform assigned duties, (c) fraud or dishonesty by the officer in connection with employment with the Company, (d) any incident materially compromising the officer’s reputation or ability to represent the Company with the public, (e) any wilful misconduct that substantially impairs the Company’s business or reputation, or (f) any other wilful misconduct by the officer that is clearly inconsistent with the officer’s position or responsibilities. The amounts in the table above are calculated based on actual performance for completed performance periods and assume performance at the 100% payout level (actual performance may be more or less) for incomplete performance periods, with the resulting number of performance shares then multiplied by a stock price of $15.14 per share, which was the closing price of the Company’s Class A common stock on August 30, 2024, the last trading day of fiscal 2024.

POTENTIAL PAYMENTS UPON RETIREMENT

The terms of outstanding RSUs and LTIP performance share awards define retirement as normal retirement after reaching age 65, early retirement after reaching age 55 and completing 10 years of service, or early retirement after completing 30 years of service. As of August 31, 2024, among the current NEOs, Ms. Lundgren and Mr. Souza were the only NEOs eligible for retirement. The following table

52 2024 PROXY STATEMENT

COMPENSATION OF EXECUTIVE OFFICERS

sets forth the estimated benefits that would have been payable to Ms. Lundgren and Mr. Souza if employment had been terminated on August 31, 2024 by reason of retirement, excluding amounts payable under the Company’s 401(k) Plan, Pension Plan and SERBP.

		LTIP
	Restricted	Performance
	Stock Unit	Shares
	Acceleration	Acceleration	Total
Name	($)[1]	($)[2]	($)
Tamara L. Lundgren	1,244,614	249,870	1,494,484
Brian Souza	103,860	37,274	141,134

1	RSU Acceleration or Continued Vesting. The RSU awards granted during fiscal 2020, 2021, 2022, 2023 and 2024 provide for continued vesting on the original scheduled vesting dates (subject to continued compliance with the non-competition requirements set forth in the award agreements) in the event of a retirement that occurs at least two years following the grant date. The amounts in the table above represent the number of unvested RSU shares subject to accelerated and/or continued vesting, as applicable, multiplied by a stock price of $15.14 per share, which was the closing price of the Company’s Class A common stock on August 30, 2024, the last trading day of fiscal 2024.
2	LTIP Performance Shares Acceleration. Under the terms of the standard LTIP performance share awards, if an NEO retires prior to the vesting date, the NEO would be entitled to receive a pro-rated award to be paid following completion of the performance period, taking into account the number of performance shares that would otherwise have been issued based on the actual performance through the entire performance period and the portion of the performance period the officer had worked. The NEO is required to provide a release of claims in connection with such payout. The amounts in the table above are calculated based on actual performance for completed performance periods and assume performance at the 100% payout level (actual performance may be more or less) for incomplete performance periods, with the resulting number of performance shares then multiplied by a stock price of 15.14 per share, which was the closing price of the Company’s Class A common stock on August 30, 2024, the last trading day of fiscal 2024.

Retirement – Richard D. Peach. As previously disclosed, Richard D. Peach, the Company’s former Executive Vice President and Chief Strategy Officer, retired from the Company, effective July 2, 2024 (the “Retirement Date”). In connection with Mr. Peach’s retirement, on July 2, 2024, the Company and Mr. Peach entered into a Consulting and Release Agreement (the “Consulting Agreement”) under which Mr. Peach will provide consulting services following his termination of employment through December 31, 2024. In consideration of Mr. Peach’s consulting services, the Company will provide Mr. Peach with continued “retirement vesting” of all of his outstanding restricted stock units, without regard to the normal limitation under his award agreements that would have limited the beneficial retirement vesting to awards that have been outstanding for at least two years.  Further, Mr. Peach received a pro-rated annual bonus for the 2024 fiscal year pursuant to the Consulting Agreement, which amount is reflected in the Summary Compensation Table under the “Non-Equity Incentive Plan Compensation Earnings” column for fiscal 2024. Mr. Peach’s participation in all Company employee benefit plans otherwise ceased on the Retirement Date, and he did not receive any severance benefits in connection with his retirement.

POTENTIAL PAYMENTS UPON DISABILITY OR DEATH

The following table sets forth the estimated benefits that would have been payable to the NEOs, other than Mr. Peach, if each officer’s employment had been terminated on August 31, 2024 by reason of disability or death, excluding amounts payable under the Company’s 401(k) Plan, Pension Plan, and SERBP.

		LTIP
	Restricted	Performance
	Stock Unit	Shares
	Acceleration	Acceleration	Total
Name	($)[1]	($)[2]	($)
Tamara L. Lundgren	2,966,183	—	2,966,183
Stefano R. Gaggini	483,768	—	483,768
Steven G. Heiskell	675,184	—	675,184
Brian Souza	322,799	—	322,799
James Matthew Vaughn	253,231	—	253,231

1	RSU Acceleration. The terms of the RSU awards provide for accelerated vesting upon termination of employment as a result of disability or death. Information regarding unvested RSUs held by the NEOs is set forth in the “Outstanding Equity Awards” table above. The amounts in the table above represent the number of shares subject to unvested RSUs multiplied by a stock price of $15.14 per share, which was the closing price of the Company’s Class A common stock on August 30, 2024, the last trading day of fiscal 2024.
2	LTIP Performance Shares Acceleration. Under the terms of the standard LTIP performance share awards, if an NEO’s employment is terminated due to death or disability prior to the vesting date, the officer (or his or her estate) would receive a payout in an amount equal to the payout calculated as if the performance period had ended on the last day of the Company’s most recently completed fiscal quarter prior to the date of employment termination, taking into account provisions in the award agreement for calculating performance for a shorter performance period and a partial year, and pro-rated for the portion of the performance period the officer had worked. The amounts in the table above represent the value of outstanding LTIP performance share awards that would vest and be paid out pursuant to the terms of the award agreements on death or disability based on a stock price of $15.14 per share, which was the closing price of the Company’s Class A common stock on August 30, 2024, the last trading day of fiscal 2024.

2024 PROXY STATEMENT 53

COMPENSATION OF EXECUTIVE OFFICERS

CEO Pay Ratio

Pursuant to requirements established by the Dodd-Frank Wall Street Reform and Consumer Protection Act, and the SEC rules and guidance adopted thereunder, we have evaluated the compensation of the Company’s CEO with the compensation of the Company’s median paid employee. The pay ratio information presented below is based upon a selected methodology which includes reasonable estimates calculated in a manner consistent with Item 402(u) of Regulation S-K under the Securities Exchange Act of 1934.

We determined the median compensated employee based upon review of annual compensation for all employees as of July 31, 2024. The measure of compensation used to identify our median employee was consistently applied to all employees and included: salary, base wages, overtime (as applicable), incentive payments, health and welfare benefits, retirement contributions, and other cash payments. To facilitate comparability among our employee population, we annualized compensation for employees who started mid-year and applied a local currency to U.S. dollar exchange rate to translate non-U.S. employee compensation to U.S. dollars. After determining the median employee, the annual compensation for our median employee was calculated in a manner consistent with the CEO’s annual total compensation reflected in the Summary Compensation Table and then adjusted to include the value of health benefits provided to the median employee during the fiscal year.

For the purpose of calculating the CEO pay ratio, the CEO compensation was determined to be $4,927,805 which matches the sum of Ms. Lundgren’s annual total compensation as reflected in the Summary Compensation Table plus health benefits of $14,930. The annual total compensation for our median employee was $80,890. As a result, Ms. Lundgren’s annual total compensation for 2024 was approximately 61 times that of our median employee.

The SEC rules for identifying the median compensated employee and calculating the pay ratio allow companies to utilize different methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their employee population and compensation practices. As a result, the pay ratios reported by other companies may not be comparable to our CEO pay ratio.

Compensation Plan Information

The following table provides information as of August 31, 2024 regarding equity compensation plans approved and not approved by the Company’s shareholders.

		(b)
		Number of Securities
		Remaining Available
		for Future Issuance
		Under Equity
	(a)	Compensation Plans
	Number of Securities	(Excluding Securities
Plan category	to be Issued[2]	Reflected in Column (a))
Equity compensation plans approved by shareholders[1]	1,833,688	3,055,368
Equity compensation plans not approved by shareholders	—	—
Total	1,833,688	3,055,368

1	Consists entirely of shares of Class A common stock authorized for issuance under the Company’s Omnibus Incentive Plan.
2	Consists of 723,120 shares subject to outstanding RSUs, 319,058 shares subject to outstanding DSUs or credited to stock accounts under the Deferred Compensation Plan for Non-Employee Directors, and 791,510 shares representing the maximum number of shares that could be issued under outstanding LTIP performance share awards.

54 2024 PROXY STATEMENT

COMPENSATION OF EXECUTIVE OFFICERS

Pay versus Performance

As required by Item 402(v) of Regulation S-K, we are providing the following information about pay versus performance. For a detailed explanation and more thorough discussion regarding CHR Committee decisions with respect to Named Executive Officer pay, please refer to our Compensation Discussion & Analysis.

					Value of Initial Fixed $100
					Investment Based on
						S&P Small Cap
						600 –		Company
			Average	Average		Metals &		Selected
	Summary		Summary	Compensation		Mining Index		Measure:
	Compensation	Compensation	Compensation	Actually Paid	Total	Total	Net (Loss)	Adjusted
	Table Total for	Actually Paid to	Table Total for	to non-CEO	Shareholder	Shareholder	Income	EBITDA
Fiscal	CEO	CEO	non-CEO NEO's	NEO's	Return	Return	(000s)	(000s)
Year	($)[1]	($)[2]	($)[3]	($)[4]	($)[5]	($)[6]	($)[7]	($)[8]
2024	4,912,875	(1,991,106)	1,477,752	(322)	89	298	(266,224)	29,271
2023	5,009,099	2,133,299	1,478,303	955,686	184	234	(25,438)	144,327
2022	7,229,882	(239,158)	2,160,762	568,928	174	175	171,996	312,715
2021	10,149,463	29,712,131	2,496,179	6,515,063	246	177	169,975	289,209

1	The amounts shown in this column reflect the amount reported in the Total column of the Summary Compensation Table for each applicable fiscal year.
2	The amounts shown in this column reflect the “compensation actually paid” as calculated under SEC rules for our CEO, Tamara L. Lundgren (our principal executive officer), for each applicable fiscal year. The following table shows those calculations.

2024 PROXY STATEMENT 55

COMPENSATION OF EXECUTIVE OFFICERS

	Fiscal Year
Calculation of “Compensation Actually Paid” Under SEC Rules - CEO	2024	2023	2022	2021
Amount reported in Total column of Summary Compensation Table	$4,912,875	$5,009,099	$7,229,882	$10,149,463

Deduction for amount reported in Stock Awards column of Summary Compensation Table (i.e., grant date fair value of stock awards)	(3,348,791)	(3,348,733)	(4,185,969)	(3,785,214)

Increase for fair value at fiscal year-end of equity awards granted during the fiscal year that remain outstanding and unvested at fiscal year-end	2,006,361	2,931,102	2,353,327	10,100,017

Increase (decrease) for change in fair value during the fiscal year of equity awards granted in a prior fiscal year that remain outstanding and unvested at fiscal year-end	(3,428,407)	(1,347,480)	(6,535,233)	12,368,671

Increase (decrease) for change in fair value during the fiscal year, as of the vesting date, of equity awards granted in a prior fiscal year that vested in the fiscal year	(2,098,312)	(1,197,352)	753,282	855,642

Deduction for amount reported in Change in Pension Value and Nonqualified Deferred Compensation Earnings column of Summary Compensation Table [a]	(152,469)	(34,445)	—	(132,671)

Increase for pension service cost attributable to services rendered in the fiscal year	117,637	121,108	145,553	156,223
“Compensation Actually Paid” under SEC rules	$(1,991,106)	$2,133,299	$(239,158)	$29,712,131

3	The amounts shown in this column reflect, for each applicable fiscal year, the average of the amounts reported in the Total column of the Summary Compensation Table for the Company’s named executive officers other than the CEO. The named executive officers included for this purpose for fiscal 2024 were Messrs. Gaggini, Heiskell, Souza, Vaughn, and Peach.
4	The amounts shown in this column reflect, for each applicable fiscal year, the average amount of “compensation actually paid” as calculated under SEC rules to the Company’s named executive officers other than the CEO. The following table shows those calculations.

	Fiscal Year
Calculation of "Compensation Actually Paid" Under SEC Rules – Average for Non-CEO Named Executive Officers	2024	2023	2022	2021
Amount reported in Total column of Summary Compensation Table	$1,477,752	$1,478,303	$2,160,762	$2,496,179

Deduction for amount reported in Stock Awards column of Summary Compensation Table (i.e., grant date fair value of stock awards)	(799,500)	(709,242)	(958,162)	(776,967)

Increase for fair value at fiscal year-end of equity awards granted during the fiscal year that remain outstanding and unvested at fiscal year-end	378,156	620,790	538,678	2,073,167

Increase (decrease) for change in fair value during the fiscal year of equity awards granted in a prior fiscal year that remain outstanding and unvested at fiscal year-end	(736,393)	(240,300)	(1,321,535)	2,546,148

Increase (decrease) for change in fair value during the fiscal year, as of the vesting date, of equity awards granted in a prior fiscal year that vested in the fiscal year	(320,337)	(193,865)	149,185	176,536

Average "Compensation Actually Paid" under SEC rules	$(322)	$955,686	$568,928	$6,515,063

5	The amounts shown in this column reflect the cumulative total shareholder return on our common stock during the period from August 31, 2020 through the end of the applicable fiscal year, assuming an investment of $100 in our common stock as of the market close on August 31, 2020.
6	The amounts shown in this column reflect the cumulative total shareholder return of the S&P Small Cap 600 Metals & Mining Index during the period from August 31, 2020 through the end of the applicable fiscal year, assuming an investment of $100 in our common stock as of the market close on August 31, 2020.
7	Represents the amount of net (loss) income reflected in the Company’s audited financial statements for each applicable fiscal year.
8	Represents the amount of Adjusted EBITDA reported by the Company for each applicable fiscal year. Adjusted EBITDA is a measure selected by the Company under SEC rules as the most important performance measure used to link CAP for the NEOs to Company performance during fiscal year 2024. Adjusted EBITDA is a non-GAAP financial measure. See Appendix A to this proxy statement for additional information on Adjusted EBITDA.

56 2024 PROXY STATEMENT

COMPENSATION OF EXECUTIVE OFFICERS

In accordance with SEC rules, the Company is providing the following graphical presentations of the relationships between information presented in the above Pay Versus Performance table.

The following graph shows the relationship among (1) the CAP to our CEO and the average of the CAP to our remaining NEOs in fiscal years 2021, 2022, 2023 and 2024, (2) the cumulative total shareholder return on our common stock and (3) the cumulative total shareholder return of the S&P Small Cap 600 Metals & Mining Index, in the case of clauses (2) and (3) during the period from August 31, 2021 through August 31, 2024, assuming an investment of $100 as of the market close on August 31, 2020.

The following graph shows the relationship between (1) the CAP to our CEO and the average of the CAP to our remaining NEOs and (2) net income (loss), in each case in fiscal years 2021, 2022 2023 and 2024.

2024 PROXY STATEMENT 57

COMPENSATION OF EXECUTIVE OFFICERS

The following graph shows the relationship between (1) the CAP to our CEO and the average of the CAP to our remaining NEOs and (2) Adjusted EBITDA, in each case in fiscal years 2021, 2022 2023 and 2024.

Listed below are the financial performance measures which in our assessment represent the most important performance measures we use to link CAP to our named executive officers to company performance for 2024.

-	Net Income
-	Adjusted EBITDA
-	Adjusted EPS

For a discussion of how our CHR Committee assessed our performance and our named executive officers’ pay each year, see “Compensation Discussion and Analysis” in this proxy statement and in the proxy statements for 2023, 2022 and 2021.

58 2024 PROXY STATEMENT

PROPOSAL TWO

Compensation

Advisory Resolution on Executive

As required pursuant to section 14A of the Securities Exchange Act, we are including in these proxy materials a separate resolution to approve, in a non-binding, advisory vote (“Say-on-Pay vote”), the compensation paid to our named executive officers as disclosed on pages 27 through 58. While the results of the vote are non-binding and advisory in nature, the Board of Directors and the CHR Committee intend to carefully consider the results of this vote.

We hold our Say-on-Pay vote every year, and, unless the Board of Directors modifies its policy on the frequency of Say-on-Pay votes, the next Say-on-Pay vote will occur at our annual meeting to be held in 2026.

The text of the resolution in respect of Proposal No. 2 is as follows:

RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in this proxy statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables, and any related narrative discussion.

The Board of Directors recommends that shareholders vote “FOR” the approval, on an advisory basis, of our executive compensation as disclosed in this proxy statement.

The Board of Directors recommends a vote FOR this resolution because it believes that our executive compensation policies and practices described in the Compensation Discussion and Analysis are effective in achieving the Company’s goals of rewarding sustained financial and operating performance and leadership excellence, aligning the executives’ long-term interests with those of the shareholders, and motivating the executives to remain with the Company for long and productive careers. We believe our performance targets are meaningful and rigorous and are designed to encourage our executives to perform at the highest levels. The executive pay outcomes in fiscal 2024 are reflective of Company performance.

Vote Required to Approve, on an Advisory Basis, the Executive Compensation

Holders of Class A common stock and Class B common stock will vote together as a single class on this proposal, and each share is entitled to one vote. The advisory vote on executive compensation will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. The proxies will be voted for or against the proposal or as an abstention in accordance with the instructions specified on the proxy form. If no instructions are given by owners of record, proxies will be voted for approval of the executive compensation.

2024 PROXY STATEMENT 59

PROPOSAL THREE

Registered Public Accounting Firm

Ratification of Selection of Independent

The Audit Committee of the Board of Directors has selected the firm of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year ending August 31, 2025, subject to ratification of this selection by the shareholders of the Company.

While the Audit Committee is directly responsible for the appointment, compensation, retention, and oversight of the Company’s independent registered public accounting firm, the Audit Committee and the Board are submitting the selection of PricewaterhouseCoopers LLP to our shareholders for ratification as a matter of good corporate governance. The Audit Committee is not required to take any action as a result of the outcome of the vote on this proposal. However, if our shareholders do not ratify the selection, the Audit Committee will consider whether to retain PricewaterhouseCoopers LLP or to select another independent registered public accounting firm. Furthermore, even if the selection is ratified, the Audit Committee in its discretion may appoint a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of our Company and our shareholders.

The Board of Directors recommends that shareholders vote “FOR” the ratification of the selection of independent registered public accounting firm.

For additional information regarding our relationship with PricewaterhouseCoopers LLP, please refer to “Fees Paid to Independent Registered Public Accounting Firm” and “Audit Committee Report” below.

One or more representatives of PricewaterhouseCoopers LLP are expected to attend the Annual Meeting. Such representatives will have an opportunity to make a statement, if he or she desires to do so, and will also be available to respond to appropriate questions.

Vote Required to Approve the Ratification of the Selection of Independent Registered Public Accounting Firm

Holders of Class A common stock and Class B common stock will vote together as a single class on this proposal, and each share is entitled to one vote. The ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. The proxies will be voted for or against the proposal or as an abstention in accordance with the instructions specified on the proxy form. If no instructions are given by owners of record, proxies will be voted for approval of the ratification of the selection.

60 2024 PROXY STATEMENT

Public Accounting Firm

Fees Paid to Independent Registered

The Audit Committee selected PricewaterhouseCoopers LLP (“PwC”) as our independent auditors to audit our financial statements and our internal control over financial reporting for the fiscal years ended August 31, 2023 and 2024, as well as for the fiscal year ending August 31, 2025. Aggregate fees of PwC for audit services related to the most recent two fiscal years, and other professional services for which they billed us during the most recent two fiscal years, were:

	2024	2023
Audit Fees[1]	$2,989,299	$3,260,500
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	2,000	900
Total	$2,991,299	$3,261,400

1	Professional services rendered for the integrated audit of our annual consolidated financial statements and internal control over financial reporting, reviews of the consolidated financial statements included in Forms 10-Q, consents relating to other filings with the SEC, and statutory audit requirements.

For fiscal 2024 and 2023, all fees paid to our independent auditors were approved by the Audit Committee.

Under the Sarbanes-Oxley Act of 2002, all audit and non-audit services performed by our independent accountants must be approved in advance by the Audit Committee to assure that such services do not impair the accountants’ independence from the Company. Accordingly, the Audit Committee has adopted an Audit and Non-Audit Services Pre-Approval Policy (the “Policy”) which sets forth the procedures and the conditions pursuant to which services to be performed by the independent accountants are to be pre-approved. Pursuant to the Policy, certain services described in detail in the Policy may be pre-approved on an annual basis. The Audit Committee will review and approve the types of services and review the projected fees for such services. The fee amounts will be updated to the extent necessary at each of the regularly scheduled meetings of the Audit Committee. The services eligible for annual pre-approval consist of services that would be included under the categories of Audit Fees, Audit-Related Fees, and Tax Fees in the above table as well as other services. If not pre-approved on an annual basis, proposed services must otherwise be separately approved prior to being performed by the independent accountants. The Audit Committee may delegate authority to pre-approve audit and non-audit services to any member of the Audit Committee but may not delegate such authority to management. All compensation for services performed by our independent accountants must be approved by the Audit Committee, provided, however, that the Chair of the Audit Committee has delegated authority to approve any adjustments to fees to be paid to our independent accountants for audit and audit-related services or for tax services or other services in excess of amounts previously approved by the Audit Committee for such services, provided that any such adjustments in the aggregate do not exceed 10% (or such other percentage as specifically approved by the Audit Committee in a particular instance) of the base fee for audit and audit-related services or for tax services or other services, respectively, for any fiscal year.

2024 PROXY STATEMENT 61

Audit Committee Report

The principal functions of the Audit Committee are set forth in its charter and are described above at page 20. The Board has determined that each member of the Audit Committee meets all additional independence and financial literacy requirements for Audit Committee membership under the SEC and NASDAQ rules and is an “audit committee financial expert” as defined in the regulations adopted by the SEC.

The Audit Committee reports as follows with respect to fiscal 2024:

Financial Reporting and Other Activities

▶

Management is responsible for the Company’s systems of internal control and the financial reporting process. The Audit Committee reviewed the Company’s quarterly earnings press releases, annual audited consolidated financial statements, management’s report on internal control over financial reporting and related periodic reports filed with the SEC and discussed them with management. Management represented to the Audit Committee that the Company’s audited consolidated financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee also reviewed and discussed the annual audited consolidated financial statements with PricewaterhouseCoopers LLP (“PwC”), the Company’s independent registered public accounting firm for fiscal 2024, including a discussion of the quality, and not just the acceptability, of the accounting principles used and the reasonableness of significant judgments.

▶

The Audit Committee discussed with management on a quarterly basis the details of the Company’s material legal and environmental matters, certain judgmental accounting matters and other significant financial transactions occurring within each quarter, reviewing and approving, as appropriate, all transactions with related persons, the Company’s compliance program, reports received through the Company’s whistleblower hotline and other selected risk-related topics.

Internal Audit and External Audit Firm Functions

▶

The Audit Committee discussed with the Company’s internal auditor and PwC the overall scope and plans for their respective audits. The Audit Committee met quarterly with the internal auditor and PwC to discuss the results of their examinations and the overall quality of the Company’s financial reporting.

▶

The Audit Committee’s quarterly meetings with internal audit included reviews of the risk assessment process used to establish the annual audit plan and the progress on completion of that plan including testing of controls in connection with the Company’s compliance with Sarbanes-Oxley Act of 2002.

▶	The Audit Committee discussed with PwC the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the Commission.

Audit Firm Independence

▶

The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the independent registered public accounting firm retained to audit the Company’s financial statements.

▶

PwC has served as the Company’s auditor since 1976, which includes periods before the Company became public in fiscal 1993. In determining whether to reappoint PwC, the Audit Committee takes into consideration various factors, including: the historical and recent performance of PwC on the audit; its professional qualifications; the quality of ongoing discussions with PwC; external data, including recent PCAOB reports on PwC and its peer firms; the appropriateness of fees; and PwC’s tenure, including the benefits of that tenure, and the controls and processes in place (such as rotation of key partners every five years) that help ensure PwC’s continued independence in the face of such tenure. The Audit Committee believes there are significant benefits to having an independent auditor with an extensive history with the Company. These include:

–	Higher quality audit work and accounting advice, due to PwC’s institutional knowledge of our business and operations, accounting policies and financial systems, and internal control framework; and
–	Operational efficiencies because of PwC’s history and familiarity with our business.

The Audit Committee received from PwC the written disclosures required by applicable requirements of the Public Company Accounting Oversight Board regarding PwC’s independence. The Audit Committee discussed with PwC the firm’s independence from the Company and its management.

62 2024 PROXY STATEMENT

AUDIT COMMITTEE REPORT

Conclusion

▶

Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended August 31, 2024 filed with the SEC.

▶	The Audit Committee also has selected PwC to be the Company’s independent registered public accounting firm for fiscal 2025, subject to shareholder ratification.

Audit Committee*

GLENDA J. MINOR	GREGORY R. FRIEDMAN	DAVID L. JAHNKE

CHAIR

* Mr. Gregorio, a current member of the Company’s Audit Committee, was appointed to the Board of Directors effective November 1, 2024, and therefore did not review or otherwise participate in the matters that are the subject of this Audit Committee Report for fiscal 2024.

2024 PROXY STATEMENT 63

Certain Transactions

The Audit Committee charter requires the Audit Committee to review any reportable transaction or proposed transaction with a related person, or in which a related person has a direct or indirect interest, and determine whether to ratify or approve the transaction, with ratification or approval to occur only if the Audit Committee determines that the transaction is fair to the Company or that approval or ratification of the transaction is in the interest of the Company. There were no reportable related person transactions during fiscal 2024.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and persons who beneficially own more than 10% of our outstanding common stock to file with the SEC reports of beneficial ownership and changes in beneficial ownership of our common stock held by such persons. Executive officers, directors, and greater than 10% shareholders are also required to furnish us copies of all forms they file under this regulation. To our knowledge, based solely on a review of the copies of such reports furnished to us and representations that no other reports were required, during fiscal 2024, we believe that all required Section 16(a) reports were timely filed for such fiscal year, other than one late Form 4 filing for each of the Company’s independent directors related to one transaction involving the automatic reinvestment of dividends under the Company’s Deferred Compensation Plan for Non-Employee Directors as a result of an administrative error.

Shareholder Proposals for 2026 Annual Meeting

The Company’s Bylaws require shareholders to give the Company advance notice of any proposal or director nomination to be submitted at any meeting of shareholders and prescribe the information to be contained in any such notice. For any shareholder proposal or nomination to be considered at the 2026 annual meeting of shareholders, the shareholder’s notice must be received at the Company’s principal executive office no earlier than the close of business on September 30, 2025 and no later than the close of business on October 30, 2025 and otherwise comply with the requirements of the Company’s Bylaws. In addition, to satisfying the foregoing requirements under the Company’s Bylaws, to comply with the universal proxy rules, shareholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than December 1, 2025. Any proposal by a shareholder of the Company for inclusion in proxy materials for the Company’s 2026 annual meeting of shareholders submitted pursuant to Rule 14a-8 of the Exchange Act must be received in proper form by the Company at its principal executive office no later than August 18, 2025.

Discretionary Authority

Although the Notice of Annual Meeting of Shareholders provides for the transaction of any other business that properly comes before the meeting, the Board has no knowledge of any matters to be presented at the meeting other than the matters described in this proxy statement. The enclosed proxy, however, gives discretionary authority to the proxy holders to vote in accordance with their best judgment if any other matters are presented.

Householding of Proxy Materials

The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement and annual report addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for shareholders and cost savings for companies. Because we are using the SEC’s notice and access rule and are delivering proxy materials electronically, we will not household our proxy materials or notices to shareholders of record sharing an address. This means that shareholders of record who share an address will each be mailed a separate Notice.

Regarding the Availability of Proxy Materials. However, certain brokerage firms, banks, or similar entities holding our common stock for their customers may household proxy materials or notices. Shareholders sharing an address whose shares of our common stock are held in street name should contact their broker if they now receive (i) multiple copies of our proxy materials or notices and wish to receive only one copy of these materials per household in the future, or (ii) a single copy of our proxy materials or notice and wish to receive separate copies of these materials in the future. If shareholders received one set of materials due to householding, they may revoke their consent for future mailings at any time by contacting Broadridge Financial Solutions by telephone at 1-866-540-7095 or by mail at Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

64 2024 PROXY STATEMENT

Questions and Answers About These

Proxy Materials and Voting

Why am I being provided with these materials?

We are providing you with this proxy statement because the Board is soliciting your proxy to vote at the Annual Meeting to be held on January 28, 2025 or any adjournments thereof. You are invited to attend the virtual Annual Meeting, and we request that you vote on the proposals described in this proxy statement. You do not need to attend the virtual Annual Meeting to vote your shares. If you have received a printed copy of these materials by mail, you may simply complete, sign, and return your proxy card or follow the instructions below to vote your shares by proxy over the telephone or through the Internet in advance of the meeting. If you did not receive a printed copy of these materials by mail and are accessing them on the Internet, you may simply follow the instructions below to vote your shares by proxy through the Internet. For shares held through a broker, bank, or nominee, you may vote by submitting voting instructions to your broker or nominee.

Do I have to register in advance to attend the meeting?

The meeting will be conducted exclusively via live audio webcast. You do not have to register in advance to attend the virtual meeting. To participate in the virtual meeting, please visit www.virtualshareholdermeeting.com/RDUS2025 and enter the 16-digit control number included in your Notice, on your proxy card, or on the voting instruction form that accompanied your proxy materials. You may begin to log into the meeting platform starting at 7:45 a.m. Pacific Time on Tuesday, January 28, 2025. The meeting will begin promptly at 8:00 a.m. Pacific Time on Tuesday, January 28, 2025.

Who can attend the meeting?

Shareholders at the close of business on November 29, 2024 (the “Record Date”) can attend the meeting by accessing www.virtualshareholdermeeting.com/RDUS2025 and entering the 16-digit control number included in the proxy materials previously received.

What if I received a Notice Regarding the Availability of Proxy Materials?

In accordance with rules and regulations adopted by the SEC, instead of mailing a printed copy of our proxy materials to each shareholder of record, we may furnish proxy materials to our shareholders over the Internet. We believe this is a more cost-effective and environmentally-sensitive way to provide our shareholders with this information. If you received a Notice by mail, you will not receive a printed copy of the proxy materials unless you request such materials be made available.

Instead, the Notice will instruct you as to how you may access and review all of the important information contained in the proxy materials. The Notice will also instruct you as to how you may submit your proxy over the Internet in advance of the meeting. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice.

What am I voting on?

The only matters scheduled for a vote are the election of the four nominated directors listed herein, the advisory vote on executive compensation described in this proxy statement, and the vote to ratify the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2025.

2024 PROXY STATEMENT 65

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

How does the Board recommend that I vote my shares?

The Board recommends that you vote FOR each of the nominees to the Board named herein, FOR the advisory vote on executive compensation, and FOR the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for fiscal 2025.

Who can vote at the Annual Meeting?

Shareholders at the close of business on the Record Date will be entitled to vote at the Annual Meeting. Holders of Class A common stock and Class B common stock will vote together as a single class on all matters at the Annual Meeting. Each share of common stock (whether Class A or Class B) is entitled to one vote with respect to each matter to be voted on at the Annual Meeting. You have one vote for each share of common stock held by you as of the Record Date, including shares:

▶Registered directly in your name with our transfer agent (also referred to as a “shareholder of record”);

▶Held for you in an account with a broker, bank, or other nominee (shares held in “street name”).

A list of shareholders entitled to vote at the meeting will be available to shareholders during the Annual Meeting at www.virtualshareholdermeeting.com/RDUS2025.

What if my shares are not registered directly in my name but are held in street name?

If, at the close of business on November 29, 2024, your shares were held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name,” and the Notice or other proxy materials, as applicable, are being forwarded to you by that organization. The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the shares in your account. If your shares are held by a broker and you do not indicate how you wish to vote, your broker is permitted to exercise its discretion to vote your shares only on certain “routine” matters (“broker discretionary voting”). Proposal No. 3 with respect to the ratification of the selection of the Company’s independent registered public accounting firm is a “routine” matter, and your broker is permitted to exercise discretionary voting authority to vote your shares on this proposal if you do not provide your broker with voting instructions. Unless you provide your broker with voting instructions, your broker may not exercise discretionary voting authority and may not vote your shares with respect to the election of directors (Proposal No. 1), and the advisory vote related to executive compensation (Proposal No. 2). See the discussion of “broker non-votes” below. We strongly encourage you to submit your voting instructions and exercise your right to vote as a beneficial owner of shares. If you want to vote your shares in real time during the virtual Annual Meeting, you will need to log-in by entering the 16-digit control number found on your Notice, voter instruction form, or proxy card at www.virtualshareholdermeeting.com/RDUS2025.

If I am a shareholder of record, how do I cast my vote?

If you are a shareholder of record, you may vote using any of the following methods:

▶

By Internet: If you have Internet access, you may submit your proxy by going to www.proxyvote.com and by following the instructions on how to complete an electronic proxy card. You will need the 16-digit number included on your Notice or your proxy card in order to vote by Internet.

▶

By Telephone: If you have access to a touch-tone telephone, you may submit your proxy by dialing 1-800-690-6903 and by following the recorded instructions. You will need the 16-digit number included on your Notice or your proxy card in order to vote by telephone.

▶

By Mail: You may vote by mail by requesting a proxy card from us, indicating your vote by completing, signing, and dating the card where indicated and by mailing or otherwise returning the card in the envelope that will be provided to you. You should sign your name exactly as it appears on the proxy card. If you are signing in a representative capacity (for example, as guardian, executor, trustee, custodian, attorney, or officer of a corporation), you should indicate your name and title or capacity.

▶

Online During the Virtual Annual Meeting: You may cast your vote online at the virtual Annual Meeting during the window when the polls are open. Even if you plan to attend the virtual meeting, we encourage you to vote by Internet, telephone, or mail in advance of the meeting so your vote will be counted if you later decide not to or cannot attend the virtual meeting.

We provide Internet proxy voting to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your proxy vote instructions. While there is no specific charge or cost to you for voting by Internet, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

Internet voting online in advance of the meeting and telephone voting facilities will close at 11:59 p.m. (Eastern time) on January 27, 2025 for the voting of shares.

66 2024 PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

What if I return a proxy card but do not make specific choices?

If you are a shareholder of record and return a signed and dated proxy card without marking any voting selections, your shares will be voted FOR the election of each of the nominees for director set forth in this proxy statement, FOR the advisory resolution on executive compensation, and FOR the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2025. If any other matter is properly presented at the meeting, your proxy (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.

If you are a beneficial owner of shares held in street name and return signed and dated voting instructions without marking any voting selections, your shares may be voted at the discretion of your broker with respect to the ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2025 (Proposal No. 3) but may not be voted with respect to the election of directors (Proposal No. 1), or the advisory vote related to executive compensation (Proposal No. 2). If any matter which is considered routine is properly presented at the meeting, your proxy (one of the individuals named on the proxy card) will vote your shares using his or her best judgment. Please return your voting instructions with your voting selections marked so that your vote can be counted.

What constitutes a quorum?

Holders of Class A common stock and Class B common stock will vote together as a single class on all matters voted on at the Annual Meeting, and each share is entitled to one vote. A majority of the total outstanding shares of Class A and Class B common stock must be present or represented by proxy to constitute a quorum at the Annual Meeting. Shares voted by proxy on any matter (including shares voted pursuant to a broker’s discretionary voting authority) are counted as present at the meeting for purposes of determining a quorum.

How many votes are required to approve each proposal?

The election of directors (Proposal No. 1) will be determined by a plurality of the votes cast by the shares entitled to vote in the election at the meeting, assuming a quorum is present. A plurality vote requirement means that the four director nominees with the greatest number of votes cast, even if less than a majority, will be elected. There is no cumulative voting.

The advisory vote on executive compensation (Proposal No. 2) will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal. While the vote on executive compensation (Proposal No. 2) is advisory in nature and non-binding, the Board and the CHR Committee will review the voting results and intend to carefully consider the results when making future decisions regarding executive compensation.

The ratification of the selection of the independent registered public accounting firm (Proposal No. 3) will be approved if the votes cast favoring the proposal exceed the votes cast opposing the proposal.

How are votes counted?

With respect to the election of directors, you may vote “FOR” or “WITHHOLD” with respect to each nominee. Votes that are withheld will be excluded entirely from the vote with respect to the nominee from which they are withheld. Votes that are withheld will not have any effect on the outcome of the election of directors.

You may vote “FOR”, “AGAINST”, or “ABSTAIN” with respect to the advisory vote on executive compensation (Proposal No. 2) and the vote on the ratification of the selection of the independent registered public accounting firm (Proposal No. 3). For Proposal Nos. 2 and 3, abstentions will not have any effect on the outcome of the vote.

What is a “broker non-vote” and how does it affect voting on each item?

A broker who holds shares for a beneficial owner has the discretion to vote on “routine” proposals when the broker has not received voting instructions from the beneficial owner. A “broker non-vote” occurs when shares held by a broker are not voted with respect to a proposal because (1) the broker has not received voting instructions from the shareholder who beneficially owns the shares and (2) the broker lacks discretionary authority to vote the shares for that particular matter. Each of Proposal No. 1 (election of directors) and Proposal No. 2 (advisory vote on executive compensation) are considered to be non-routine matters, and brokers therefore lack discretionary authority to vote shares on such matters at this meeting. Broker non-votes, like other shares that are not voted at the meeting, have no effect on the outcome of the vote on such matters.

Can I change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of the following five ways:

▶	You may submit another properly completed proxy card with a later date that is received prior to the taking of the vote at the Annual Meeting.

2024 PROXY STATEMENT 67

QUESTIONS AND ANSWERS ABOUT THESE PROXY MATERIALS AND VOTING

▶

You may vote again on the Internet or by telephone before the closing of those voting facilities at 11:59 p.m. (Eastern time) on January 27, 2025 (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted).

▶

You may provide a written notice that you are revoking your proxy to the Company’s Corporate Secretary at Radius Recycling, Inc., 222 SW Columbia Street, Suite 1150, Portland, Oregon 97201, Attention: Corporate Secretary.

▶

You may vote online during the virtual Annual Meeting by entering the 16-digit control number found on your proxy card, voting instruction form, or Notice, as applicable. Simply attending the virtual Annual Meeting will not, by itself, revoke your proxy.

▶

Remember that if you are a beneficial owner of Company shares holding shares in a street name, you may submit new voting instructions by contacting your bank, broker, or other nominee. You may also change your vote or revoke your proxy online during the virtual Annual Meeting after you log-in by entering the 16-digit control number found on your Notice, voter instruction form, or proxy card at www.virtualshareholdermeeting.com/RDUS2025.

General

The cost of preparing, printing, and mailing this proxy statement and of the solicitation of proxies by us will be borne by us. Solicitation will be made by mail and, in addition, may be made by our directors, officers, and employees personally or by telephone, email, or facsimile. Although we currently do not intend to hire a proxy solicitor to assist in the solicitation of proxies, we reserve the right to do so if we believe it would be in the best interests of the Company and its shareholders. If we engage a proxy solicitor, we expect the fees to be approximately $20,000 plus out-of-pocket expenses, the entire cost of which would be borne by the Company. We will request brokers, custodians, nominees, and other like parties to forward copies of proxy materials to beneficial owners of stock and will reimburse such parties for their reasonable and customary charges or expenses in this connection.

We will provide to any person whose proxy is solicited by this proxy statement, without charge, upon written request to our Corporate Secretary, at 222 SW Columbia Street, Suite 1150, Portland, OR 97201, a copy of our Annual Report on Form 10-K for the fiscal year ended August 31, 2024 or a copy of our proxy statement. We also make available, free of charge on our website, all of our filings that are made electronically with the SEC, including Forms 10-K, 10-Q, and 8-K.

IT IS IMPORTANT THAT PROXIES BE PROVIDED PROMPTLY. EVEN IF YOU PLAN TO ATTEND THE VIRTUAL ANNUAL MEETING, WE ENCOURAGE YOU TO VOTE BY INTERNET, TELEPHONE, OR MAIL IN ADVANCE OF THE MEETING SO YOUR VOTE WILL BE COUNTED IF YOU LATER DECIDE NOT TO OR CANNOT ATTEND THE VIRTUAL ANNUAL MEETING.

By Order of the Board of Directors

James Matthew Vaughn

Corporate Secretary

December 16, 2024

68 2024 PROXY STATEMENT

Appendix A

Non-GAAP Financial Measure

This presentation contains performance based on adjusted EBITDA which is a non-GAAP financial measure as defined under SEC rules. Management believes that providing this non-GAAP financial measure adds a meaningful presentation of the Company’s results from business operations excluding adjustments for goodwill impairment charges, other asset impairment charges (net of recoveries), legacy environmental matters (net of recoveries), restructuring charges and other exit-related activities, business development costs not related to ongoing operations including pre-acquisition expenses, charges related to non-ordinary course legal settlements, and where applicable the income tax benefit allocated to these adjustments, items which are not related to underlying business operational performance, and improves the period-to-period comparability of the Company’s results from business operations. This non-GAAP financial measure should be considered in addition to, but not as a substitute for, the most directly comparable U.S. GAAP measure.

	Year Ended August 31,
	2024	2023	2022
Adjusted EBITDA: (in thousands):
Net income (loss)	$(266,224)	$(25,438)	$171,996
Loss from discontinued operations, net of tax	76	109	83
Interest expense	26,898	18,589	8,538
Income tax expense (benefit)	(55,285)	(2,747)	44,597
Depreciation and amortization	96,762	89,760	75,053
Goodwill impairment charges	215,941	39,270	—
Restructuring charges and other exit-related activities	6,729	2,730	77
Other asset impairment charges, net(1)	2,052	11,252	1,570
Charges for legacy environmental matters, net(2)	1,139	10,370	7,518
Amortization of cloud computing software costs(3)	859	—	—
Business development costs	324	432	2,693
Charges related to legal settlements(4)	—	—	590
Adjusted EBITDA	$29,271	$144,327	$312,715

(1)	For the year ended August 31, 2024 and 2023, other asset impairment charges included less than $1 million and $5 million, respectively, of impairment and other adjustments of an equity investment to fair value.
(2)	Legal and environmental charges, net of recoveries, for legacy environmental matters including those related to the Portland Harbor Superfund site and to other legacy environmental loss contingencies.
(3)	Amortization of cloud computing software costs consists of expense recognized in cost of goods sold and selling, general, and administrative expense resulting from amortization of capitalized implementation costs for cloud computing IT systems. This expense is not included in depreciation and amortization. No amortization of cloud computing software costs was incurred prior to the first quarter of fiscal 2024, therefore, prior period Adjusted EBITDA amounts are not impacted.
(4)	Charges related to legal settlements in fiscal 2022 relate to a claim by a utility provider for past charges.

2024 PROXY STATEMENT A-1

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. V59806-P21176 Nominees: 01) Mauro Gregorio 02) Rhonda D. Hunter 03) David L. Jahnke 04) Leslie L. Shoemaker The proxies may vote in their discretion as to other matters which may come before the meeting. Please sign exactly as your name(s) appear(s) on the Proxy. If held in joint tenancy, all persons should sign. Trustees, administrators, etc., should include title and authority. Corporations should provide full name of corporation and title of authorized officer signing the Proxy. 2. To vote on an advisory resolution on executive compensation. 3. To ratify the selection of independent registered public accounting firm. 1. Election of directors For All Withhold All For All Except For Against Abstain ! ! ! ! ! ! RADIUS RECYCLING, INC. The Board of Directors Recommends a Vote FOR all nominees in Proposal 1. The Board of Directors Recommends a vote FOR Proposal 2 and Proposal 3. RADIUS RECYCLING, INC. 222 SW COLUMBIA STREET, SUITE 1150 PORTLAND, OR 97201 ! ! ! SCAN TO VIEW MATERIALS & VOTEw Vote by Internet, Telephone or Mail 24 Hours a Day, 7 Days a Week VOTE BY INTERNET Before The Meeting - Go to www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on January 27, 2025. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/RDUS2025 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on January 27, 2025. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. If you vote your proxy by Internet or by Telephone, you do NOT need to mail back your Proxy Card. To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be Held on January 28, 2025: The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com. RADIUS RECYCLING, INC. ANNUAL MEETING OF SHAREHOLDERS Tuesday, January 28, 2025 8:00 a.m. Pacific Time www.virtualshareholdermeeting.com/RDUS2025 V59807-P21176 See reverse for voting instructions Radius Recycling, Inc. 222 SW Columbia Street Suite 1150 Portland, Oregon 97201 This proxy is solicited by the Board of Directors for use at the Company's Annual Meeting of Shareholders on January 28, 2025. The shares of common stock of Radius Recycling, Inc. (the "Company") that you hold will be voted as you specify on the reverse side of this proxy. If no choice is specified, the proxy will be voted "FOR" all nominees in Proposal 1 and "FOR" Proposal 2 and Proposal 3. By signing the proxy, you revoke all prior proxies and appoint Tamara L. Lundgren and Stefano R. Gaggini, and each of them with full power of substitution, to vote these shares on the matters shown on the reverse side and any other matters which may come before, the Annual Meeting and all adjournments or postponements thereof. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ALL NOMINEES IN PROPOSAL 1 AND FOR PROPOSAL 2 AND PROPOSAL 3. proxy ____________________________________________________________________________________________________________